As filed with the Securities and Exchange Commission on February 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Smart Move, Inc.
(Name of small business issuer in its charter)

Delaware	4213	54-2189769
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
5350 S. Roslyn Street, Suite 380
Greenwood Village, CO 80111
(720) 488-0204
(Address and telephone number of principal executive offices and principal place of business)

Chris Sapyta
President and Chief Executive Officer
5350 S. Roslyn Street, Suite 380
Greenwood Village, CO 80111
(720) 488-0204
(Name, address and telephone number of agent for service)
Copy of all communications to:

Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Cozen O’Connor 1667 K Street, N.W., Suite 500 Washington, DC 20006 (202) 912-4800 (202) 912-4830 (fax)	David C. Roos, Esq. Melissa L. Mong, Esq. Moye White LLP 1400 16th Street Denver, CO 80202 (303) 292-2900 (303) 292-4510 (fax)
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Unit(2)	Offering Price(1)(2)	Fee

Units(3)	862,500	$22.00	$18,975,000	$2,030.33

Common Stock, $.0001 par value included in Units(4)	1,725,000	$—	$—	$—

Common Stock Purchase Warrants included in Units(4)	862,500	$—	$—	$—

Common Stock, $.0001 par value, underlying Common Stock Purchase Warrants(5)	862,500	$16.50	$14,231,250	$1,522.74

Representative’s Units	86,250	$24.50	$2,113,125	$226.11

Common Stock, $.0001 par value included in Representative’s Units(6)	172,500	$—	$—	$—

Common Stock Purchase Warrants included in Representative’s Units(7)	86,250	$—	$—	$—

Common Stock, $.0001 par value, underlying Representative’s Warrants(8)	86,250	$16.50	$1,423,125	$152.27

Total			$36,742,500	$ 3,931.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable upon the exercise of warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder. No additional registration fee has been paid for the shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(a) promulgated under the Securities Act.

(3)	Consists of Units offered in the offering and issuable upon exercise of the Representatives’ Over-Allotment Option.

(4)	Consists of Common Stock and Common Stock Purchase Warrants included in the Units offered in the offering and issuable upon exercise of the Representatives’ Over-Allotment Option.

(5)	Consists of shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants, including the Warrants issuable upon exercise of the Representatives’ Over-Allotment Option.

(6)	Consists of Common Stock issuable upon exercise of the Representative’s Warrants.

(7)	Consists of Common Stock Purchase Warrants issuable upon exercise of the Representative’s Warrants.

(8)	Consists of Common Stock issuable upon exercise of the Warrants issuable upon exercise of the Representatives’ Warrants.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Note
      A Smart Move, L.L.C. (“A Smart Move”) was organized as a Colorado limited liability company on August 11, 2004, and began business operations in June 2005. Smart Move, Inc. (the “Company”) was incorporated in Delaware on December 5, 2005 as a wholly-owned subsidiary of A Smart Move. Immediately prior to the commencement of this offering, A Smart Move will merge into the Company, which will survive the merger. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. As a result of the merger, all of the issued and outstanding shares of membership interest in A Smart Move will convert automatically into an equal number of shares of common stock of the Company, and all issued and outstanding options, warrants and notes exercisable to purchase or convertible into shares of membership interest of A Smart Move will convert automatically into an equal number of options, warrants and notes of the Company with identical terms and conditions.
      Except as otherwise noted, the prospectus assumes the completion of the merger described above.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2006
PROSPECTUS
Smart Move, Inc.
750,000 Units

        This is a firm commitment initial public offering of 750,000 units. Each unit consists of two shares of our common stock and one five-year warrant. The holder of one warrant will be entitled to purchase one share of our common stock at an exercise price of $          .
      This is our initial public offering and no public market currently exists for our units, warrants or shares of common stock. The initial public offering price for the units offered hereby is estimated to be between $18 and $22 per unit, of which all but $          is the purchase price for each share of common stock forming a part of the unit, and $          is the purchase price for each warrant forming a part of the unit.
      We have applied for quotation of our units, common stock and warrants on the Nasdaq Capital Market under the symbol “                    .” The common stock and warrants will initially trade as a unit, until separated. If approved for quotation, when separated, the units, common stock and warrants will trade separately on the Nasdaq Capital Market under the symbols “                    ”, “                    ” and “                    ”, respectively.
       Investing in our units involves risks. See “Risk Factors” beginning on Page 8 for a discussion of certain factors that should be considered by prospective purchasers of our units.
       These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds, Before
	Price to	Discounts and	Expenses, to
	the Public	Commissions	the Company

Per Unit Total
Total
      We have granted the underwriters a 60-day option to purchase up to an additional 112,500 units to cover over-allotments. If the option is exercised in full, the total price to the public, underwriting discounts and commissions and proceeds to the company will be $          , $          and $          , respectively. The units are being offered by the several underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions.
Newbridge Securities Corporation
The date of this prospectus is                     , 2006.

Seattle
Portland
Minneapolis
Detroit
Boston
Conn.
Newark
Philadelphia
Salt Lake City
Chicago
Cleveland
Pittsburgh
Columbus
Baltimore
Oakland
San Francisco
Denver
Co. Springs
Indianapolis
Cincinnati
Richmond
San Jose
Las Vegas
Kansas City
St. Louis
Raleigh-Durham
Charlotte
Nashville
Los Angeles
Orange County
San Diego
Phoenix
Atlanta
Tucson
Fort Worth
Dallas
Jacksonville
Hawaii
Houston
San Antonio
Orlando
Tampa
Miami
Current Coverage
Future Coverage Areas

Smart Move Metropolitan Service Areas

- May 2005 – 30 MSA'S
- Dec 2005 – 40 MSA'S
- Summer of 2006 – 65 MSA'S (planned)
- Dec 2007 – 100 MSA'S (planned)

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. It is qualified in its entirety by the more detailed information appearing elsewhere in this registration statement. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” on Page 8. In addition, some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding the Forward Looking Statements.”
      Immediately prior to this offering, A Smart Move, L.L.C., our predecessor company, will be merged with and into Smart Move, Inc., a Delaware corporation, which will survive the merger. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. Unless the context indicates otherwise, the terms “our,” “we,” “us,” and “Smart Move” refer to A Smart Move, L.L.C. before the merger and Smart Move, Inc. after the merger.
Smart Move
      We are a moving service company that uses our proprietary SmartVaulttm shipping containers (“SmartVaultstm”) to provide an alternative method of moving household goods. We currently offer our services in the 40 largest U.S. metropolitan centers from the terminals of our primary transportation provider, Overnite Transportation Company, a United Parcel Service (UPS) company. Our business model offers competitive advantages over the traditional van line agencies that perform the majority of the long distance moves in the USA today through:

•	lower competitive pricing

•	superior security

•	scheduling flexibility and expedited service

•	more customer options

•	full-coverage insurability
Market Opportunity
      Smart Move competes in the U.S. household moving and storage industry. This industry generates combined annual revenues of approximately $31 billion. The interstate and local U.S. household moving and storage industry alone represents revenues of approximately $13 billion annually. Annual revenues in this industry are estimated as follows:

•	Interstate Moving — $5 Billion

•	Local Moving & Storage — $8 Billion

•	Truck Rental — $3 Billion

•	Mini Storage — $15 Billion

•	Total Market Revenues — $31 Billion

(Source: The American Movers and Storage Association, September 2005)
      The US household interstate, local moving and storage industry consists of approximately 10,000 companies with approximately $13 billion in combined annual revenue. The 20 largest companies only control 35 percent of the market. We believe that we can be successful even if we capture a relatively small portion of this market.

The Smart Move Solution
      The Smart Move solution provides a flexible, competitively priced and secure moving alternative for the consumer. To compete in the multi-billion dollar annual US moving and storage market, we have designed our business model so that it provides for:

•	Efficient utilization of our proprietary SmartVaulttm assets;

•	Ability to control costs by outsourcing transportation, warehousing, and moving labor;

•	Ability to open new markets with limited capital;

•	Utilization of state of the art GPS tracking & barcode technology; and

•	Ability to expand markets and increase revenue opportunities.
      Our success depends on our ability to quickly expand markets and increase sales volumes without the need for substantial capital investment as compared to a traditional moving company. Our expansion plan calls for adding 25 additional metropolitan centers by the summer 2006, at which time we would serve 65 domestic markets. We intend to establish additional markets as demand justifies. We estimate that the proceeds of this offering should enable us to implement this expansion program, to meet increasing demand within existing markets and to open international markets.
      Our Smart Move process allows us to operate on a cost-efficient basis with a very small labor force and without the substantial investment of capital that is typical of the average moving van provider. We do not own or operate any trucking equipment. We utilize the services of a third-party trucking company, Overnite Transportation Company, a UPS company, that acts as our primary local cartage provider to load, unload and transport our SmartVaultstm. We take advantage of the current capacity of the trucking logistics industry to ship the vaults for long distant moves. Trucking companies can ship our containers far more efficiently than moving vans because of the trucking companies’ ability to utilize available excess capacity by adding our freight to their existing ordinary and continuing freight shipping operations. In addition to being designed to be readily transported by all standard trailers and sea containers, our SmartVaultstm are waterproof, sturdy and are designed to be secured, which provides protection from damage and theft. The risk of loss is further mitigated by our monitoring of each SmartVaults’tm location via both bar-code and global positioning equipment (GPS), which, in turn, allows us to provide full insurance coverage to our customers. In addition, our strategy eliminates the common problems present in the consumers’ interactions with conventional moving companies and improves the consumers’ overall moving experience. We designed our business model to meet the challenges of the conventional moving industry and save consumers’ time and money by implementing outsourced warehousing and transportation and by utilizing our proprietary, GPS-enabled SmartVaultstm.
Corporate Information
      Smart Move, Inc. was incorporated in Delaware on December 5, 2005, as a wholly-owned subsidiary of A Smart Move, L.L.C., which was organized on August 11, 2004. The directors of Smart Move, Inc. and the managers and members of A Smart Move, L.L.C. have approved the merger of A Smart Move with and into Smart Move, Inc. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. The merger will occur immediately before the effectiveness of the registration statement, of which this prospectus is a part.
      As a result of the merger described above, all of the issued and outstanding shares of membership interest in A Smart Move, L.L.C. will convert automatically into an equal number of shares of common stock of Smart Move, Inc. and all issued and outstanding options, warrants and notes exercisable to purchase or convertible into shares of membership interest of A Smart Move, L.L.C. will convert automatically into an equal number of options, warrants and notes of Smart Move, Inc. with identical terms and conditions.
      Unless otherwise stated, all share and per share information contained in this prospectus gives effect to the completion of the merger and the conversion of all outstanding shares of membership interest into an equal number of shares of our common stock.

      We currently conduct business in 24 states. In states where our corporate name is not available, we have adopted an assumed trade name of “Go Smart Move” and conduct business in that name. Our principal executive offices are located at 5350 S. Roslyn Street, Suite 380, Greenwood Village, Colorado 80111, and our telephone number is (720) 488-0204. We maintain a website at www.gosmartmove.com. The information on our website is not part of this prospectus.

THE OFFERING

Securities Offered	750,000 units, with each unit consisting of two shares of our common stock and one five-year warrant. The holder of one warrant will be entitled to purchase one share of our common stock.

Warrant Terms	One warrant is exercisable to purchase one share of our common stock at an exercise price equal to 75% of the unit initial public offering price beginning on the date the units separate through the date which is five years after the date of this prospectus, subject to redemption rights. Based on an assumed initial public offering price of $20 per unit, the exercise price of the warrants would be $15 per share.

Over-Allotment Option	112,500 units.

Common Stock to be Outstanding After This Offering	3,746,420 shares (3,971,420 shares if the over-allotment option is exercised in full by the underwriters), of which 1,500,000 shares or approximately 40% would be held by persons purchasing in this offering (1,725,000 shares or approximately 43% if the over-allotment option is exercised in full by the underwriters).

Use of Proceeds	We intend to use the net proceeds from this offering for sales and marketing, expansion of existing and opening of new domestic and international markets as well as for general working capital purposes. See “Use of Proceeds” for additional information.

Nasdaq Symbols	We have applied for quotation of our units on the Nasdaq Capital Market under the symbol “ .” Until the units are divided into their separate components of two shares of common stock and one warrant, only the units will be quoted on the Nasdaq Capital Market. Each unit will be divided into its separate components of two shares of common stock and one warrant on the date of which is the earlier of (i) 90 days immediately following this offering or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We expect to notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a news release. Following the separation of the units, the shares of common stock will be quoted on the Nasdaq Capital Market under the symbol “ ” and the warrants will be quoted under the symbol “ .” The units will cease to exist at that time.

Risk Factors	You should consider carefully all of the information set forth in this prospectus, and, in particular, the specific factors set forth under “Risk Factors” below, before deciding whether or not to invest in our Securities.
      The number of shares of common stock to be outstanding after the offering is based on 2,246,420 shares outstanding as of January 30, 2006 and excludes:

•	1,555,836 shares issuable upon the exercise of outstanding options and warrants at a weighted average price of $4.74 per share;

•	64,417 shares issuable upon the exercise of outstanding warrants at 150% of the initial public offering price of the unit.

•	746,000 shares issuable upon conversion of outstanding convertible notes at a weighted average conversion price of $7.01 per share;

•	750,000 shares issuable upon exercise of public warrants;

•	225,000 shares included in units issuable upon exercise of underwriters’ warrants and an additional 86,250 shares issuance upon the exercise of warrants included in units issuable upon the exercise of underwriters’ warrants; and

•	Shares issuable upon conversion of $1,923,500 of the convertible notes issued in the 2006 Debt Offering. The debentures will convert into shares of common stock at a conversion price that is the lower of: (a) $7.50 or (b) 75% of per share offering price in this offering if the unit offering price is less than $20.00, but in no event will the exercise price be less than $5.00.

•	Does not include 175,000 shares of common stock to be issued to certain of our executive officers when authorized shares are available.
      Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

SUMMARY FINANCIAL DATA
      You should read the following summary financial data together with our financial statements and related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis”, “Results of Operations” and “Risk Factors” sections included elsewhere in this prospectus. The summary financial data as of and for the period from inception to December 31, 2004 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Anton Collins Mitchell LLP, our independent registered public accounting firm, and are included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The summary financial data as of September 30, 2005 and for the nine months ended September 30, 2005 and the period from inception to September 30, 2004 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.
      All headnotes and share and per share information set forth in the following tables has been adjusted to give retroactive effect to our reorganization from a limited liability company to a Delaware corporation. Shares refer to member equity shares in Smart Move, L.L.C. Common stock refers to common stock in Smart Move, Inc.

	Nine Months	August 11, 2004	August 11, 2004
	Ended	(Date of Inception) to	(Date of Inception) to
	September 30, 2005	September 30, 2004	December 31, 2004

	(Unaudited)	(Unaudited)
Historical Statements of Operations Data:
Sales	$655,120	$—	$—
Cost of moving and storage	884,326	—	—
Gross deficit	(229,206)	—	—
Operating loss	(1,533,624)	(372,530)	(558,253)
Net loss	(2,029,198)	(372,530)	(634,103)
Basic and diluted loss per share	$(1.39)	$(3.17)	$(0.83)
Weighted average shares	1,463,865	117,647	767,413

		Pro Forma
	Pro Forma	August 11, 2004
	Nine Months Ended	(Date of Inception) to
	September 30, 2005	December 31, 2004

Unaudited Pro Forma Statements of Operations Data:
Sales	$655,120	$—
Cost of moving and storage	884,326	—
Gross deficit	(229,206)	—
Operating loss(a)	(1,627,378)	(674,628)
Net loss(a)(b)	(2,518,329)	(998,687)
Unaudited pro forma and as adjusted basic and diluted loss per share	$(1.62)	$(0.42)
Unaudited pro forma weighted average shares(c)(d)(e)	1,553,865	2,357,413

(a)	Reflects the incremental increase in compensation for the January 2006 employment agreements entered into with our Chief Executive Officer and Chief Financial Officer, presented from our inception on August 11, 2004.

(b)	Reflects the incremental increase in interest and amortization of debt discounts in connection with the January 2006 debt offering, presented from our inception on August 11, 2004.

(c)	Reflects the October 2005 conversion of $75,000 in accrued interest into 15,000 of our shares. The shares are presented from our inception on August 11, 2004.

(d)	Reflects the January 2006 grant of 75,000 of our shares to certain of our executive officers, the shares are presented from our inception on August 11, 2004.

(e)	Gives effect to the sale of an aggregate of 750,000 units (which includes 1,500,000 shares of common stock) in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 400,000 shares pursuant to the exercise of outstanding options, (ii) 1,966,253 shares pursuant to the exercise of outstanding warrants and the conversion of our 2004 and 2005 convertible debentures, (iii) 257,667 shares pursuant to the conversion of our 2006 convertible debentures at a 25% discount, (iv) 700,000 shares reserved for issuance under our 2006 Equity Incentive Plan, and (v) 175,000 shares to be granted to our management upon authorized shares being available. The foregoing presentation also does not give effect to the tax impact of our reorganization from a limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	At	At September 30,		At
	September 30,	2005 Pro Forma	At September 30,	December 31,
	2005	(a)(b)(c)(d)	2005 as Adjusted(e)	2004

	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheets Data:
Cash	$4,835,054	$6,612,954	$19,476,954	$2,784,391
Working capital	3,801,561	5,579,461	18,443,461	2,739,494
Total assets	9,849,442	11,627,342	24,491,342	3,229,782
Long-term obligations, less current portion	5,216,681	5,479,581	5,479,581	1,955,826
Total liabilities	6,751,627	8,150,527	8,150,527	2,072,349
Shareholders’ equity	3,097,815	3,476,815	16,340,815	1,157,433

(a)	Gives the effect of the conversion from a limited liability company to a Delaware corporation. If the conversion took place at September 30, 2005 we would be required to recognize a deferred tax liability of approximately $395,000 for the difference between the tax basis and book basis of our property and equipment ($16,000) and the allocation of proceeds to warrants in our debt issuances ($379,000).

(b)	Reflects the October 2005 conversion of $75,000 in accrued interest into 15,000 of our shares.

(c)	Reflects the January 2006 grant of 75,000 of our shares to certain of our executive officers.

(d)	Reflects the January 2006 debt offering. We received gross proceeds of $1,932,500 including offering costs of $154,600. The net proceeds of $1,777,900 have been reduced by the preliminary estimate of fair value for the detachable warrants in the amount of $350,000, the preliminary estimate of beneficial conversion feature in the amount of $1,000,000 and the preliminary estimate of fair value of the placement agent warrants in the amount of $165,000 and reflects the related $466,000 deferred tax liability. In accordance EITF No. 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19” the conversion feature has been accounted for as a beneficial conversion. The detachable warrants are subject to demand registration rights and have been reflected as a liability in accordance EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”.

(e)	Gives effect to the sale of an aggregate of 750,000 units in this offering resulting in net proceeds of $12,894,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 400,000 shares pursuant to the exercise of outstanding options, (ii) 1,966,253 shares pursuant to the exercise of outstanding warrants and the conversion of our 2004 and 2005 convertible debentures, (iii) 257,667 shares pursuant to the conversion of our 2006 convertible debentures at a 25% discount, (iv) 700,000 shares reserved for issuance under our 2006 Equity Incentive Plan, (v) and 175,000 shares to be granted to our management upon authorized shares being available.

RISK FACTORS
      You should carefully consider and evaluate all of the information contained in this prospectus, including the following risk factors, before deciding to invest in our securities. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the units and our common stock.
Risks Related to our Business and Industry

Our limited operating history makes it difficult to evaluate our prospects and the merits of investing in our securities.
      We generated our first revenues in June 2005. As a result of our limited operating history, we have a limited amount of sales and financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges of attempting to introduce a new service in a mature and established market. We may be unable to overcome these risks, and our business strategy may not prove successful.

Our business plan is unproven, and our financial results will suffer if consumers do not adopt our moving solution.
      Due to our limited operating history, it is too early to determine if our target consumers will adopt our moving solution in the numbers and as readily as we anticipate. If consumers do not react favorably to our solution, or if it takes us longer to develop customers than we have planned, revenues will be adversely affected, and our financial operating results will suffer.

If the third-party manufacturer of our moving containers fails to deliver our containers as needed, our operating results would be adversely affected.
      Our business model is built around the use of our SmartVaulttm, which has been designed and is manufactured for us by a third party. We have an exclusive contract for the manufacture of SmartVaultstm. At certain times in the past, we have experienced delivery delays and incurred unexpected price increases on the finished SmartVaultstm. As a result of our production delays, we delayed our planned expansion to new markets, and with the slower expansion of our business, our early operating results have suffered. We are having a new container designed and manufactured, with first deliveries expected in the summer 2006. If we experience any other material delays, our planned expansion to new markets will be delayed and our operating results will be adversely affected. Further, a material change or termination of the agreement with the manufacturer of SmartVaultstm would adversely affect our operating results. Also, replacing our existing manufacturer could result in delays and additional expenses.

Our containers are subject to price increases by the manufacturer, and any significant increase in price would negatively impact our operating margins.
      Our contract with our container manufacturer states that the manufacturer may increase the per unit price of our container under certain circumstances, including due to an increase in the costs to the manufacturer of the raw material prices used in the manufacturing of the containers. We have not budgeted for an increase in the price of our containers. Depending on the competitive environment at the time, we may be unable to increase the price of our service to offset the operating effect of the increase in the cost of our containers. Consequently, a significant increase in the price of our containers could negatively impact our operating results.

A disruption in the service of our third-party carrier could result in significant loss of revenue and increased capital expense.
      We depend on a number of third-party cartage companies to transport our containers. One of those providers, Overnite Transportation Company (“Overnite”), handles all of our local pick-ups and deliveries, and a majority of our long distance hauls at the current time. Although we have a contract with Overnite, we can not ensure that it makes the pickups and deliveries in the time and manner requested. If our arrangement with

Overnite is terminated, we will attempt to contract with alternative cartage companies to provide such services. Changing carriers would disrupt our business operations. While we believe we would be able to secure alternative shippers on commercially reasonable terms, we cannot be certain that this will be the case or that it will be accomplished in a timely manner. If there is an interruption in our ability to utilize third-party carriers or the price of such services should rise dramatically or there are other material interruptions in cartage services, we may be required to contract for or purchase our own trucks and warehouse facilities for the local delivery and pick-up of containers, which would adversely affect our results of operations and available capital resources.

Higher prices for diesel fuel have resulted in significant fuel surcharges in the past six months. Our operating margins and results of operation will fluctuate during periods of fuel price volatility. If those surcharges continue or increase, it will require us to raise prices at the risk of losing sales or reduce our operating margins.
      We generally contract to provide our services on a fixed price basis. Our freight charges are fixed and not subject to fluctuation. However, we are required to pay fuel surcharges based upon the price of diesel fuel to the cartage companies that transport our containers. The market price for fuel can be very volatile and can be affected by a number of economic and political factors. In particular, reduced oil production as a result of OPEC marketing decisions, conflicts in the Middle East and certain parts of Africa and South America could potentially contribute to significant decreases in the fuel supply. In addition, changes in federal or state regulations could impact the price and availability of fuel as well as increase the amount we pay in fuel taxes. Between June and October 2005, we incurred fuel surcharges ranging from 12.6% to 33.3% of the fixed rate charged by the cartage companies. Since we did not anticipate the extent of this surcharge increase, the additional cost resulted in an erosion of our gross margins and adversely affected our operating results. We consider the amount of the fuel surcharges in effect at the time that we provide a bid for services to a potential customer. However, after a customer contracts with us we are subject to the risk that the fuel surcharge applicable to his move will increase. If those surcharges continue to increase in the future, we will be required to either raise our prices at the risk of losing sales or continue to suffer lower margins on our moves. In either case, our ability to achieve our expansion goals and break-even operations will be materially impaired, and our operating margins and results will fluctuate during periods of fuel price volatility.

If we default on the terms of our debt, our lenders could foreclose on our assets and force us out of business.
      As of September 30, 2005 we have $6,958,000 outstanding in secured debt and equipment financing. Of our total debt, $5,230,000 is secured by a lien on all containers purchased with the borrowed funds, and $1,296,000 is secured by a first lien position on all of our assets other than the SmartVaultstm. In addition, we have equipment financing of $432,000, which was used to purchase our flatbed trailers. If we are unable to make timely payment of principal and interest on our debt, or if we default on any of the covenants or other requirements of our loan instruments, our lenders will be able to foreclose on the assets by which their loans are secured. The foreclosure on our containers or other material assets could result in a cessation of business and/or bankruptcy.

We may need to raise substantial additional capital to fund our operations in the future, and we do not have any future commitments of capital.
      Upon completion of this offering, we believe our cash resources will be sufficient to fund our planned operations for approximately at least 18 months. Currently, we are incurring losses from operations, have limited capital resources, and do not have access to a line of credit or other debt facility. We may need additional capital in the future. If we raise additional capital through the issuance of debt securities, the interests of our shareholders would be subordinated to the interests of our debtholders and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the sale of equity securities, the ownership of our shareholders would be diluted. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth.

We may incur additional indebtedness in the future to fund the expansion of our business.
      Our level of indebtedness will have several significant effects on our future operations, including the following:

•	we may be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

•	our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions as well as competitive pressures;

•	the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.
      If any of the foregoing events occurs, our business or results of our operations may be adversely affected.

General economic conditions, industry cycles, financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance.
      General economic conditions, industry cycles, financial and other factors may affect our operations and our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things, be required to take one or more of the following actions:

•	seek additional financing in the debt or equity markets,

•	refinance or restructure all or a portion of our indebtedness,

•	sell selected assets, and

•	reduce or delay planned capital expenditures.
      These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, which may adversely affect our business or results of our operations.

We expect our business will be highly seasonal, which can cause dramatic fluctuations in our cash flow and could require us to incur additional debt or raise additional capital.
      We expect that a significant portion of our revenue will be generated in the four months of June through September. We expect that this seasonality will result in dramatic fluctuations in our operating results from quarter to quarter. Most of our operating expenses, including general and administrative costs and debt service, are fixed and do not vary with the volume of our business. As a result, in the slower months it may be difficult to manage cash flow to meet our operating needs. If we fail to manage cash flow in anticipation of these quarterly fluctuations, or if the fluctuations vary significantly from our expectations, we may be required to incur additional debt, which will impair our profitability or raise additional capital, which will be dilutive to our shareholders.

We could be held liable for damages under environmental laws or be required to clean up contamination caused by hazardous materials transported or stored in our containers.
      We require our customers to agree in writing not to store hazardous materials in our containers. However, we do not inspect the containers to make sure they do not contain hazardous materials. If hazardous materials are stored in our containers and leak or otherwise cause a dangerous situation, we could be held liable for damages, be required to clean up the leak and suffer adverse publicity. We do not intend to carry insurance covering these occurrences. To date, no environmental-related claims have been asserted against us. However, a significant hazardous materials event could adversely affect our results of operations, disrupt our business and cause adverse publicity.

As a result of our limited operating history, we may not be able to estimate correctly our future operating expenses, which could lead to cash shortfalls.
      We have a limited operating history, and, as a result, our historical financial data may be of limited value in estimating future operating revenues and expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, the amount of these future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately.

We currently have limited human resources, and the effective management of our anticipated growth will depend on our ability to attract and retain skilled personnel.
      We expect that the expansion of our business may place a strain on our limited managerial, operational and financial resources. We will be required to expand significantly, train and manage our work force in order to manage the growth of our operations. Our future success will depend in large part on our ability to attract, train and retain additional skilled management, logistics and sales personnel. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are unable to attract and retain skilled personnel, the results of our operations may be adversely affected.

Our future success will depend, in large part, on the continued service of our management team.
      Our success is dependent, in large part, upon the continued services of Chris Sapyta, our Chief Executive Officer, and Edward Johnson, our Chief Financial Officer, and the rest of the senior management team. There is no guarantee that any of the members of our management team will remain employed by us. While we have employment agreements with Messrs. Sapyta and Johnson, their continued services cannot be assured. Though we intend to do so in the foreseeable future, currently, we do not maintain key person life insurance on any of our officers. The loss of our senior executives, particularly, Messrs. Sapyta and Johnson, would have a material adverse affect on us.

Our competitors have greater resources than us and we may not be able to compete effectively in our industry.
      The U.S. household moving and service industry is serviced by approximately 10,000 providers. In this highly fragmented industry, the 20 largest providers control approximately 35% of the revenue. Many of our competitors are larger than we are and have longer operating histories. As a result, we expect that many of our competitors will have greater financial and human resources and more established sales and marketing capabilities than we have. Existing or future competitors with greater resources could readily duplicate certain of our services and/or business model.

We do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our market.
      We consider the design of our containers to be proprietary and have negotiated exclusive ownership rights to the design of the containers from the manufacturer. The container design, however, is not patented. Since the container design is not patented, we rely on a combination of contractual and confidentiality procedures to protect our design. Despite our efforts to protect our design, it would be relatively easy for our competitors to copy certain aspects of our design or independently develop similar containers. Accordingly, our container design may not provide an effective barrier to entry against our competitors.

We may not be able to develop awareness of our brand name.
      We believe that continuing to build awareness of our brand name is critical to achieving widespread acceptance of our business. Brand recognition is a key differentiating factor among providers of moving services. In order to maintain and build brand awareness, we must succeed in our marketing efforts. If we fail to successfully promote and maintain our brand, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of your shares could be materially adversely affected.

We may be unable to protect our trademark or other proprietary intellectual property rights.
      We have not registered any service marks or trademarks with the U.S. Patent and Trademark Office (“USPTO”), except for SmartVaulttm, which is a registered trademark. Our future success may depend upon the protection of our brand name, SmartMove. If we are unable to protect our rights in the mark, a key element of our strategy of promoting SmartMove as a brand could be disrupted and our business could be adversely affected. We may not be able to detect unauthorized use of our trademark or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of our trademark and related intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology and brand name without paying us for them. If this were to occur, our business could be materially adversely affected.
      We have not filed an application with the USPTO in connection with the SmartMove brand name. We are uncertain if such an application, if and when filed, would be approved. We are aware of several companies that conduct similar businesses under the name “Smart Move” and, in some cases, those companies have registered the name as a trademark in the state where they conduct business. In states where the corporate name or trademark for “Smart Move” is held by third parties, we will have to conduct business under an assumed tradename. To date, because of such conflicts, we have had to register in six states under the assumed tradename “Go Smart Move.” Because of the conflicting uses by others of the name “Smart Move”, it is doubtful that we will be able to develop a strong brand that we can protect against use by others. In addition, we are at risk that third parties will claim that our use of the name infringes on their intellectual property rights. If that were to occur, we could be required to defend against infringement claims, which will be extremely costly and time consuming, both in terms of money and human resources. Further, if we were to be found to have infringed upon or violated the rights of a third party, we could also be liable for monetary damages and subject to an injunction requiring us to cease doing business under our name. To date, no such infringement claims have been asserted against us. However, if that were to occur, we would have to incur the expense and likely business disruption associated with a re-branding of our services.
      Notwithstanding our efforts to develop and protect our intellectual property rights, trademark protection and the uncertainty surrounding the legal protections of domain names, may be unenforceable or limited. As a result, we may not be able to maintain our current trademarks or domain name if they are subject to challenge. We believe that any successful challenge to our use of a trademark or our domain name could have a material adverse impact upon our business, financial condition and future operations.

We may face liability from intellectual property litigation that could be costly to prosecute or defend and distract management’s attention with no assurance of success.
      We cannot be certain that our services, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. Many companies in the industry have names similar to ours, including the phrase “smart move” or a variation thereof. Further, in order to protect or enforce our intellectual property rights, we may initiate litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in trademark offices to determine the priority or marks. The defense of intellectual property rights, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. This disclosure could materially adversely affect our business and financial results.

We operate in a regulated industry and increased costs of compliance with, liability for violation of, or changes in, existing or future regulations could have a materially adverse effect on our business.
      There are regulations specifically relating to the moving industry, including testing and specifications of equipment and product handling requirements. In addition, the moving industry is increasingly subject to regulatory and legislative changes, such as stringent environmental, occupational safety and health regulations or limits on vehicle weight and size, security and ergonomics. When and to the extent that we conduct operations outside the United States, we are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or retaining favorable treatment. These measures could disrupt or impede the timing of our deliveries and we may fail to meet the needs of our customers. The cost of complying with these regulatory measures, or any future measures, could have a materially adverse effect on our business or results of operations. Violations of regulations can subject the company to fines and penalties and significant and repeated violations could result in governmental action to curtail or suspend our operations.

Our proposed foreign operations are exposed to risks associated with trade restrictions, political, economic and social instability and currency exchange rate fluctuations.
      As we expand to international markets, we will be subject to the risks of doing business abroad, which may include:

•	unexpected changes in regulatory requirements;

•	export and import restrictions, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	longer payment cycles and problems in collecting accounts receivable;

•	potential adverse tax consequences;

•	currency exchange rate fluctuations;

•	increased risks of piracy and limits on our ability to enforce our intellectual property rights;

•	limits on repatriation of funds; and

•	political risks that may limit or disrupt international sales.
      A foreign country in which we proposed to operate may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. Our operations also may be adversely affected by political, economic and social instability in foreign countries, including terrorism. As we continue to focus on expanding our international operations, these and other risks associated with international operations may increase.
      Any limitations or interruptions in our proposed foreign operations could have a material adverse effect on our business. We plan to transact substantially all of our foreign business in US dollars, but we may not be successful in avoiding doing business in foreign currencies. We have no plans to engage in hedging of any foreign currency transactions and therefore would be subject to the risk of changes in currency exchange rates.

We recently completed a placement of debt that included a beneficial conversion feature. That feature will have the effect of reducing our reported operating results during the term of the debt.
      In January of 2006, we issued approximately $1,932,500 in units of convertible subordinated debentures and warrants. The terms of the convertible subordinated debentures include conversion features allowing the holders to convert their debt into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. The accounting treatment related to the beneficial conversion feature will have an adverse impact on our results of operations for the term of the convertible subordinated debentures, which mature in December 2010. The application of Generally Accepted Accounting Principles will require us to allocate some portion of the debt, not to exceed the net proceeds we received, to the beneficial conversion feature which will be reflected in our financial statements as a debt discount. In addition, our shareholders equity will be increased as of the date of issuance of the convertible subordinated debentures by the amount of the relative fair value attributed to warrants. This accounting will result in an increase in interest expense in all reporting periods during the term of the debt.

Our financial results could be adversely affected by changes in accounting rules governing the recognition of stock-based compensation expense, which would reduce our income or increase our losses.
      Our financial results will be affected by changes in the accounting rules governing the recognition of stock-based compensation expense. We measure compensation expense for our employee stock options under the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Because we have granted all stock-based compensation at the estimated fair value on the date of grant, no compensation expense has been recognized. As permitted, we have elected to adopt only the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), and we do not account for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123. Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123, we would have recorded a charge of $86,000 for the year ended December 31, 2004, and a charge of $628,000 for the nine months ended September 30, 2005. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. We have evaluated the provisions of the standard. Depending upon the amount of and terms for options that are granted in future periods, the implementation of this standard could have a significant non-cash impact on our results of operations in future periods.

We plan to substantially increase expenses after this offering. As a result, our historical financial statements are not indicative of future results and we must substantially increase revenues in order to become profitable.
      We plan to substantially increase our sales and marketing activities after this offering in an effort to increase sales. Accordingly, our historical financial statements are not indicative of future results. We will need to substantially increase revenues to become profitable after giving effect to our increased expense levels. Our business and operating results will be materially adversely affected if our sales do not increase substantially.

Changes in the corporate and securities laws and regulations are likely to increase our costs.
      The Sarbanes-Oxley Act of 2002 (SOX), which became law in July 2002, has required changes in the corporate governance, securities disclosure and compliance practices of public companies. In response to the requirements of SOX, the Securities and Exchange Commission and major stock exchanges have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards is likely to increase our general and administrative costs, and we expect these expenses will continue to increase in the future. In particular, we will be required to include the management and auditor reports on internal controls as part of our annual report for the year ending December 31, 2007 pursuant to Section 404 of SOX. We are in the process of evaluating our internal control systems in order to (i) allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) comply with the other provisions of Section 404 of SOX. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or Nasdaq. Any such action may materially adversely affect our reputation, financial condition and the value and liquidity of our securities, including our common stock. We expect that SOX and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.
      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
Risks Related to this Offering

There is no prior public market for our securities and our stock price could be volatile and could decline following this offering, resulting in a substantial loss in your investment.
      Prior to this offering, there has not been a public market for any of our securities. An active trading market for our securities may never develop or if it develops it may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. In addition, the initial public offering price of the units has been determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the units will trade upon completion of this offering. The stock market can be highly volatile. As a result, the market price of our common stock can be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The market price of our units, common stock, and warrants after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	variations in our operating results;

•	changes in the general economy and in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local commerce and transportation regulations to which we are subject; and

•	future sales of our common stock.

Shares of common stock that are issuable pursuant to our stock option plan, our outstanding warrants and our convertible notes could result in dilution to existing shareholders and could cause the market price of our common stock to fall.
      We have reserved 700,000 shares of common stock that are issuable pursuant to our 2006 Equity Incentive Plan. As of the date of this prospectus, we have not issued any options under the plan. However, under certain executive employment agreements, we committed to issue an aggregate of 175,000 options to our management on the effective date of this offering. In addition, we have 400,000 shares that are issuable pursuant to our outstanding non-plan options, 1,220,253 shares that are issuable pursuant to our outstanding warrants and approximately                      shares that are issuable pursuant to outstanding convertible notes. The existence of these options and convertible notes may reduce earnings per share under Generally Accepted Accounting Principles and, to the extent they are exercised and shares of our common stock are issued, dilute percentage ownership of existing shareholders, which could have an adverse effect on the market price of our common stock.

Future sale of a significant number of our securities could cause a substantial decline in the price of our securities, even if our business is doing well.
      Sales of a substantial number of shares of our common stock or the availability of a substantial number of such shares for sale could adversely affect prevailing market price of our common stock. In addition, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could reduce or eliminate the amounts that would otherwise have been available to pay dividends on the common stock. In addition, all of our directors, officers and shareholders who own in excess of 5% of our outstanding securities executed lock-up agreements with the underwriters agreeing not to sell, transfer or otherwise dispose of any of their securities of Smart Move for a period of 18 months from the date of this prospectus. The lock-up agreements are subject to customary exceptions and may be waived by the underwriters. Sales of a substantial number of these securities in the public market could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

The market price of our common stock can be adversely affected by the results of our operations.
      Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors may affect our operating results including (but not limited to):

•	The seasonal nature of our business;

•	Our ability to attract new customers at a steady or increasing rate;

•	Our ability to maintain customer satisfaction;

•	Price competition or higher prices in the industry;

•	The costs we incur in operating our business, including fuel surcharges;

•	The amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•	Unanticipated technical, legal and regulatory difficulties with respect to our service; and

•	General economic conditions and economic conditions that are specific to our market.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
      The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. If you purchase our units in this offering, you will incur an immediate dilution of $           per share of common stock ($          if the over-allotment option is exercised by the underwriters) in net tangible book value per share from the price you paid, based on an assumed initial offering price of $           per unit, of which $          is attributed to each share of common stock.

The redemption of the warrants issued in this offering may adversely affect potential investors by requiring them to sell or exercise the warrants at a time that may be disadvantageous for them.
      Commencing 36 months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $.01 per warrant, provided that the closing sale price of our common stock equals or exceeds 225% of the initial public offering price per share for 30 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than 5 business days after conclusion of the 30 consecutive trading days in which the closing sale price of the common stock equals or exceeds 225% of the initial public offering price per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price of $.01 per warrant.
      Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption. A warrant holder who fails to exercise his or her warrants after a notice of redemption will likely lose money because the redemption price of $.01 is more than likely to be less than the gain that would be realized if the holder exercised his or her warrants.

If a current prospectus, and possibly state blue sky registration, is not in place, then you will not be able to exercise your warrants.
      Holders of our warrants which are issued in this initial public offering will be able to exercise their warrants only if a current registration statement relating to the shares underlying the warrants is then in effect and, if a state exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. We have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we cannot assure you that we will be able to do so. If required, we intend to seek to qualify such shares for sale in those states where the units are to be offered, but we cannot assure you that such qualification will occur. The warrants may be of no value if the current registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

We do not intend to pay dividends, which may limit the return on your investment.
      We have never declared or paid cash dividends or distributions to our equity owners. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. You should not rely on an investment in us if you require dividend income from your investment. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased your shares.

We have substantial discretion as to how to use the offering proceeds, and the use of these proceeds may not have favorable results.
      While we currently intend to use the net proceeds of this offering as set forth in “Use of Proceeds”, we may choose to use the net offering proceeds for different purposes. The effect of the offering will be to increase capital resources available to our management, and our management will allocate these capital resources as it determines is necessary in order to enhance shareholder value. You will be relying on the judgment of our management with regard to the use of the net proceeds of this offering, and the results of their investments may not be favorable.

Provisions in our charter documents or Delaware law might discourage, delay or prevent a change of control of our company, which could negatively affect your investment.
      Our Certificate of Incorporation and bylaws contain provisions that could discourage, delay, or prevent a change of control of our company or changes in our management that our shareholders may deem advantageous. These provisions include:

•	authorizing the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	limiting the persons who can call special shareholder meetings;

•	establishing advance notice requirements to nominate persons for election to our board of directors or to propose matters that can be acted on by shareholders at shareholder meetings;

•	the lack of cumulative voting in the election of directors;

•	requiring an advance notice of any shareholder business before the annual meeting of our shareholders;

•	filling vacancies on our board of directors by action of a majority of the directors and not by the shareholders, and

•	the division of our Board of Directors into three classes with each class of directors elected for a staggered three year term. In addition, our organizational documents contain supermajority voting requirement for any amendments of the staggered Board provisions.
      These and other provisions in our organizational documents could allow our board of directors to affect your rights as a shareholder in a number of ways, including making it more difficult for shareholders to replace members of our board of directors. Because our Board of Directors is responsible for appointing members of our management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of our common stock. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay, or prevent a change of control of our company. See “Description of Capital Stock.”
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
      Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements are only predictions and you should not place undue reliance on them. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. All forward-looking statements address matters that involve risks and uncertainties. There are many important risks, uncertainties and other factors that could cause our actual results, as well as trends and conditions within the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus. You should also carefully consider all forward-looking statements in light of the risks and uncertainties set forth under “Risk Factors” and elsewhere in this prospectus. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
      In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved.
DETERMINATION OF OFFERING PRICE
      The offering price of our units and the exercise price of the warrants included in the units were arbitrarily determined by our management after consultation with our underwriters and was based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets. The price of our units does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our units or exercise price of our warrants be regarded as an indicator of any future market price of our securities.
USE OF PROCEEDS
      Our net proceeds from the sale and issuance of 750,000 units are estimated to be approximately $12,864,000 (approximately $14,821,500 if the underwriters’ over-allotment option is exercised in full), based upon an estimated initial public offering price of $20.00 per unit and after deducting the estimated underwriting discount, the non-accountable expense allowance and the estimated offering expenses payable by us.
      We intend to use the proceeds of this offering as follows:

Use	Amount	Percent

Sales and marketing	$3,500,000	27.2%
Establish new domestic markets	3,500,000	27.2%
Expand existing domestic markets	2,800,000	21.8%
Establish new international markets	1,000,000	7.8%
Working capital	2,064,000	16%

Total	$12,864,000	100%

      Sales and Marketing — consists of increasing print, internet advertising (including fees paid for Internet leads acquired through web portals) and marketing materials. Also includes additional personnel and support staff.
      New Domestic Markets — we are currently operating in 40 markets domestically and expect to use the proceeds of this offering to serve up to an additional 25 metropolitan centers in the summer 2006 to increase sales in existing markets. The initial capital outlay for each new center is approximately $100,000 and may include purchases of a forklift, a trailer and approximately 30 new SmartVaultstm.
      Existing Market Expansion — assuming we are able to successfully increase demand within existing markets, we will need additional SmartVaultstm to serve those areas, at an estimated cost, including GPS unit, of $1,400 per unit.
      New International Markets — we have identified up to 12 international destinations in which a third party will handle all logistics of our SmartVaultstm from the U.S. port to the consumer’s final international destination. To expand into brokering international moves and to meet the sales demands, we will need additional SmartVaultstm. However, we will not need to incur any expense for forklift and trailer because the vault unloading and loading will be handled by third party service providers in each respective country. We estimate that each new international market will require an initial capital outlay of approximately $80,000.

      Working Capital — these uses consist of software enhancements, customer service personnel, increased administrative staff and working capital reserves.
      The amounts and timing of our actual expenditures will depend on numerous factors, including the results of our sales, marketing activities, competition and the amount of cash generated or used by our operations. The amount and timing of our actual expenditures may vary substantially from the foregoing estimates. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent. We currently estimate that proceeds of the offering will be sufficient to meet our working capital requirements for approximately 18 months, depending on the rate of our expansion and our ability to achieve break-even operations.
DIVIDEND POLICY
      We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but, instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005. You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus. Such information is set forth on the following basis:

•	“Actual” is based on our unaudited financial statements as of September 30, 2005.

•	“Pro Forma” reflects the reorganization of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of one share of common stock of Smart Move, Inc. for each equity share membership interest of A Smart Move, L.L.C. and subsequent equity transactions and the January 2006 debt offering. Shares refer to member equity shares in Smart Move, L.L.C. Common stock refers to common stock in Smart Move, Inc.

•	“Pro Forma as Adjusted” gives further effect to the sale of units in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds,” and assumes that the underwriters do not exercise their over-allotment option.

	As of September 30, 2005

		Pro Forma	Pro Forma as
	Actual	(a)(b)(c)(d)	Adjusted(e)

Long-term debt, including current maturities	$5,764,450	$6,027,350	$6,027,350
Shareholder’s equity:
A Smart Move, L.L.C. membership shares:
2,156,420 shares outstanding	5,761,116	—	—
Preferred stock, $.0001 par value:
10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock $.0001 par value: 100,000,000 shares authorized, 2,246,420 shares issued and outstanding (pro forma) and 3,746,420 shares issued and outstanding (pro forma as adjusted)	—	225	375
Paid-in capital	—	6,905,891	19,769,741
Accumulated deficit	(2,663,301)	(3,429,301)	(3,429,301)
Total equity	3,097,815	3,476,815	16,340,815

Total capitalization	$8,862,265	$9,504,165	$22,368,165

(a)	Gives effect to our conversion from a limited liability company to a Delaware corporation. If the conversion took place at September 30, 2005 we would be required to recognize a deferred tax liability of approximately $395,000 for the difference between the tax basis and book basis of our property and equipment ($16,000) and the allocation of proceeds to warrants in our debt issuances ($379,000).

(b)	Reflects the October 2005 conversion of $75,000 in accrued interest into 15,000 of our shares.

(c)	Reflects the January 2006 grant of 75,000 of our shares to certain of our executive officers.

(d)	Reflects the January 2006 debt offering. We received gross proceeds of $1,932,500 and incurred offering costs of $154,600. The net proceeds of $1,777,900 have been reduced by the preliminary estimate of fair value of the detachable warrants of $350,000, the preliminary estimate of beneficial conversion feature of $1,000,000 and the preliminary estimate of fair value of the placement agent warrants of $165,000 and reflects the related $466,000 deferred tax liability. In accordance EITF No. 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19” the conversion feature has been accounted for as a beneficial conversion. The detachable warrants are subject to demand registration rights and have been reflected as a liability in accordance EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”.

(e)	Gives effect to the sale of an aggregate of 750,000 units in this offering resulting in net proceeds of $12,894,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 400,000 shares pursuant to the exercise of outstanding options, (ii) 1,966,253 shares pursuant to the exercise of outstanding warrants and the conversion of our 2004 and 2005 convertible debentures, (iii) 257,667 shares pursuant to the conversion of our 2006 convertible debentures at a 25% discount, (iv) 700,000 shares reserved for issuance under our 2006 Equity Incentive Plan, (v) and 175,000 shares to be granted to our management upon authorized shares being available.

DILUTION
      If you invest in our units, the book value of your common stock will be diluted to the extent of the difference between the public offering price attributable to each share common stock and the adjusted net tangible book value per share of our common stock immediately following the completion of this offering. For the purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrant.
      The net tangible book value of our common stock as of September 30, 2005 was $3,097,815, or $1.44 per share. Net tangible book value per share before this offering has been determined by dividing net tangible book value (book value of total assets less intangible assets, less total liabilities) by the number of member shares of common stock outstanding as of September 30, 2005. After (i) giving effect to the sale of our units in this offering at an estimated initial public offering of $           per unit, (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives of the underwriters and estimated offering expenses payable by us, our net tangible book value as of September 30, 2005 would have been $          , or $           per share. This represents an immediate increase in net adjusted tangible book value of $           per share to existing holders of common stock and an immediate dilution of net tangible book value of $           per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed Public Offering price per share	$
Adjusted net tangible book value per share at September 30, 2005		1.44
Increase per share attributable to new purchasers
Pro forma net tangible book value per share
Net tangible book value dilution per share to new purchasers	$
Net tangible book value dilution per share to new purchasers as a percentage of public offering price per share			%
      Assuming the underwriters exercise their over-allotment option in full, existing shareholders would have an immediate increase in adjusted tangible book value of $           per share and investors in this offering would incur an immediate dilution of $           per share or           %.
      Assuming the exercise of all outstanding stock options and warrants and conversion of all outstanding convertible notes as of September 30, 2005 with exercise prices equal to or below the estimated initial public offering price of $           per share, the net tangible book value of our common stock as of September 30, 2005 would have been $          , or $           per share. After (i) giving effect to the sale of our units in this offering at an estimated initial public offering of $           per share, (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives of the underwriters, and estimated offering expenses payable by us, our net tangible book value as of September 30, 2005 would have been $          (or $           per share ($          if the over-allotment option is exercised by the underwriter or $           per share). This represents an immediate increase in net adjusted tangible book value of $          ($          if the over allotment option is exercised by the underwriter) per share to existing holders of common stock and an immediate dilution of net tangible book value (deficit) of $ ($          if the over-allotment option is exercised by the underwriter) per share to purchasers of common stock in this offering.

      The following table summarizes, on a pro forma basis after the closing of this offering, the differences in total consideration paid by persons who are shareholders prior to completion of this offering and by persons investing in this offering:

					Consideration

	Shares	Purchased		Total			Price/Share
	Number	Percent		Amount	Percent		Average

Existing Shareholders	2,246,420		%	$5,093,925		%	$2.27
New Investors	1,500,000		%	$		%	$
Total	3,746,420	100.0%		$	100.0%		$
      The foregoing does not give effect to (i) 746,000 shares of common stock reserved for issuance pursuant to the conversion of an aggregate of $5,230,000 in outstanding convertible debt, (ii) an additional 1,620,253 shares of common stock reserved for issuance pursuant to the exercise of outstanding options and warrants, (iii) shares of common stock reserved for issuance pursuant to the conversion of an aggregate of $1,932,500 in subordinated convertible debt sold in the 2006 debt offering convertible at a 25% discount to the initial public offering price and (iv) 175,000 shares of common stock to be granted to our management when authorized shares are available.

SELECTED HISTORICAL FINANCIAL DATA
      You should read the following selected historical financial data together with our financial statements and related notes appearing at the end of this prospectus and our “Management’s Discussion and Analysis”, “Results of Operations” and “Risk Factors” sections included elsewhere in this prospectus. The summary financial data as of and for the period from inception to December 31, 2004 set forth below are derived from, and are qualified by reference to, our financial statements that have been audited by Anton Collins Mitchell LLP, our independent registered public accounting firm, and are included elsewhere in this prospectus. The summary financial data as of September 30, 2005 and for the nine months ended September 30, 2005 and the period from inception to September 30, 2004 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of future results.
      All headnotes and share and per share information set forth in the following tables has been adjusted to give retroactive effect to our reorganization from a limited liability company to a Delaware corporation. Shares refer to member equity shares in Smart Move, L.L.C. Common stock refers to common stock in Smart Move, Inc.

	Nine Months	August 11, 2004	August 11, 2004
	Ended	(Date of Inception) to	(Date of Inception) to
	September 30, 2005	September 30, 2004	December 31, 2004

	(Unaudited)	(Unaudited)
Historical Statements of Operations Data:
Sales	$655,120	$—	$—
Cost of moving and storage	884,326	—	—
Gross deficit	(229,206)	—	—
Operating loss	(1,533,624)	(372,530)	(558,253)
Net loss	(2,029,198)	(372,530)	(634,103)
Basic and diluted loss per share	$(1.39)	$(3.17)	$(0.83)
Weighted average shares	1,463,865	117,647	767,413

		Pro Forma
	Pro Forma	August 11, 2004
	Nine Months Ended	(Date of Inception) to
	September 30, 2005	December 31, 2004

Unaudited Pro Forma Statements of Operations Data:
Sales	$655,120	$—
Cost of moving and storage	884,326	—
Gross deficit	(229,206)	—
Operating loss(a)	(1,627,378)	(674,628)
Net loss(a)(b)	(2,518,329)	(998,687)
Unaudited pro forma and as adjusted basic and diluted loss per share	$(1.62)	$(0.42)
Unaudited pro forma weighted average shares(c)(d)(e)	1,553,865	2,357,413

(a)	Reflects the incremental increase in compensation for the January 2006 employment agreements entered into with our Chief Executive Officer and Chief Financial Officer, presented from our inception on August 11, 2004.

(b)	Reflects the incremental increase in interest and amortization of debt discounts in connection with our January 2006 debt offering, presented from our inception on August 11, 2004.

(c)	Reflects the October 2005 conversion of $75,000 in accrued interest into 15,000 of our shares. The shares are presented from our inception on August 11, 2004.

(d)	Reflects the January 2006 grant of 75,000 of our shares to certain of our executive officers. The shares are presented from our inception on August 11, 2004.

(e)	Gives effect to the sale of an aggregate of 750,000 units (which includes 1,500,000 shares of common stock) in this offering. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 400,000 shares pursuant to the exercise of outstanding options, (ii) 1,966,253 shares pursuant to the exercise of outstanding warrants and the conversion of our 2004 and 2005 convertible debentures, (iii) 257,667 shares pursuant to the conversion of our 2006 convertible debentures at a 25% discount, (iv) 700,000 shares reserved for issuance under our 2006 Equity Incentive Plan, and (v) 175,000 shares to be granted to our management upon authorized shares being available. The foregoing presentation also does not give effect to the tax impact of our reorganization from a limited liability company to a Delaware corporation as it will be included in our tax provision following our incorporation.

	At	At September 30,		At
	September 30,	2005 Pro Forma	At September 30,	December 31,
	2005	(a)(b)(c)(d)	2005 as Adjusted(e)	2004

	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheets Data:
Cash	$4,835,054	$6,612,954	$19,476,954	$2,784,391
Working capital	3,801,561	5,579,461	18,443,461	2,739,494
Total assets	9,849,442	11,627,342	24,491,342	3,229,782
Long-term obligations, less current portion	5,216,681	5,479,581	5,479,581	1,955,826
Total liabilities	6,751,627	8,150,527	8,150,527	2,072,349
Shareholders’ equity	3,097,815	3,476,815	16,340,815	1,157,433

(a)	Gives effect to the conversion from a limited liability company to a Delaware corporation. If the conversion took place at September 30, 2005 we would be required to recognize a deferred tax liability of approximately $395,000 for the difference between the tax basis and book basis of our property and equipment ($16,000) and the allocation of proceeds to warrants in our debt issuances ($379,000).

(b)	Reflects the October 2005 conversion of $75,000 in accrued interest into 15,000 of our shares.

(c)	Reflects the January 2006 grant of 75,000 of our shares to certain of our executive officers.

(d)	Reflects the January 2006 debt offering. We received gross proceeds of $1,932,500 including offering costs of $154,600. The net proceeds of $1,777,900 have been reduced by the preliminary estimate of fair value for the detachable warrants $350,000, the preliminary estimate of beneficial conversion feature $1,000,000 and the preliminary estimate of fair value of the placement agent warrants $165,000 and reflects the related $466,000 deferred tax liability. In accordance EITF No. 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19” the conversion feature has been accounted for as a beneficial conversion. The detachable warrants are subject to demand registration rights and have been reflected as a liability in accordance EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”.

(e)	Gives effect to the sale of an aggregate of 750,000 units in this offering resulting in net proceeds of $12,894,000 to us. Assumes no exercise of the underwriters’ over-allotment option.

(f)	The foregoing presentation does not give effect to the issuance of an additional (i) 400,000 shares pursuant to the exercise of outstanding options, (ii) 1,966,253 shares pursuant to the exercise of outstanding warrants and the conversion of our 2004 and 2005 convertible debentures, (iii) 257,667 shares pursuant to the conversion of our 2006 convertible debentures at a 25% discount, (iv) 700,000 shares reserved for issuance under our 2006 Equity Incentive Plan, (v) and 175,000 shares to be granted to our management upon authorized shares being available.

MANAGEMENT’S DISCUSSION AND ANALYSIS
      The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Summary Financial Data,” “Capitalization” and “Selected Historical Financial Data”.
Overview
      A Smart Move, L.L.C. was formed as a Colorado limited liability company on August 11, 2004. Smart Move was created to provide an alternative method of moving household goods through the use of proprietary SmartVaultstm shipping containers. In June 2005, we began providing services to our customers. We provide intrastate and interstate moving services from 40 of the largest U.S. metropolitan centers from the terminals of our primary transportation provider, Overnite Transportation Company, a United Parcel Service Company (“Overnite”). We utilize Overnite for outsourcing our transportation in order to obtain market penetration faster with less infrastructure costs than traditional movers.
Principal Costs and Expenses:
      Our principal costs and expenses consist of:

•	Cost of Revenues: Cost of moving and storage represents the cost we incur to our transportation partner and to outside warehouse agents. These costs include fixed and variable costs which in the early stages of our operations burdened a relatively small amount of revenue. Such charges included depreciation, charges for storage and other related charges. We consider the amount of the fuel surcharges in effect at the time that we provide a bid for services to a potential customer. However, after a customer contracts with us we are subject to the risk that the fuel surcharge applicable to his move may increase. However, in times of fuel price instability, increases in fuel surcharges imposed on us after our commitment to a move and prior to deliver are borne by us and are not passed on to the customer, resulting in reductions in gross margins.

•	Depreciation and Amortization: Depreciation and amortization represent the costs attributable to our containers, forklifts, flatbed trailers and GPS units.

•	Selling, General and Administrative Expenses: Our selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, insurance expense, professional fees, property and other taxes, licenses, administrative overhead, and depreciation associated with office property and equipment.

•	Interest Expense: Interest expense represents the interest on our outstanding debt instruments and includes amortization of our debt issuance costs and debt discounts.
Diversification of Revenues
      Our sales are to the general public. From June 2005 to September 30, 2005, we generated revenues from over 380 customers.
Future Revenues and Operating Expenses
      We have had a short operating history and are continuing to expand in our market place. Although our expectations may not be realized, we anticipate that our operating expenses will increase substantially following completion of the offering for the following reasons:

•	Accounting and Reporting: We expect to increase the number of our accounting personnel upon completion of this offering to comply with the obligations of being a public company.

•	Public Company: Our general and administrative expenses will increase due to being a public company, including the cost of periodic public reporting, investor relations, fees to independent directors, insurance, and legal and accounting fees.

•	Expenses: We expect that our expenses will decrease as a percentage of sales if we are successful in expanding our business.

Critical Accounting Policies; Use of Estimates
      The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses in our financial statements. On an on going basis, we evaluate our estimates, including tangible assets used in moves, bad debts, investments, financing operations, long-term service contracts, and contingencies. We base our estimates were possible on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      We believe the following critical accounting polices affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue and Cost Recognition
      We recognize service revenue and expenses at completion of the contract of service. This involves deferring direct and incremental moving expenses, including freight and handling costs and the related revenue until completion of the service contract. As of September 30, 2005, we deferred expenses of $233,205 on contracts in process and deferred revenue of $68,133 on advance payment on contracts in process. Some of our contracts for service span the end of the month as a large portion of moves occur at the end of the month. The deferral of these costs is necessary to properly match revenue with direct and incremental moving expenses. If we were to recognize these costs as period costs then our rapid growth in services would result in growing gross loss. For the period ending September 30, 2005, if the deferred costs were expensed, gross loss would be increased by $233,205.
      Our services are sold using current pricing for contracts to be performed in the future. Actual costs may vary from our estimates, resulting in short term variances. We must estimate our requirement for SmartVaultstm to meet growing demand for our planned expansion. If we either over or underestimate this requirement, our earnings and working capital can be adversely affected. We believe through day-to-day operational analysis that we can anticipate and adjust to this demand. However these estimates are subject to market conditions and results may vary.

Credit Risk, Service Provider and Supplier Risk
      Customers are generally required to pay for their move upon delivery. We mitigate credit risk with respect to trade accounts receivable as we grant credit to limited number of our customers that we deem creditworthy. As of September 30, 2005, we do not anticipate any credit losses and have not provided for any allowance for possible credit losses in our financial statements.
      We purchase the majority of our transportation shipping services from a single provider with whom we have a distribution agreement. The terms of the distribution agreement include storage and local pickup and delivery of the SmartVaultstm. We believe that, while there are alternative sources for the transportation services we purchase, termination of the agreement could have a material adverse effect on our business, financial condition or results of operation if we are unable to obtain an adequate or timely replacement for the services rendered by this transportation provider.
      We purchased our SmartVaultstm from a single manufacturer with whom we have a supplier agreement. The supplier agreement requires that we purchase 1,200 SmartVaultstm during 2006. The containers are made by the manufacturer exclusively for us. We believe that while there are alternative sources for the manufacture of the SmartVaultstm, termination of the agreement could have a material adverse effect on our business, financial condition or results of operation if we are unable to obtain an adequate or timely alternative manufacturer.

Impairment of Long-Lived Assets
      The financial statements adhere to the provision of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, which requires that long-lived assets, including identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate the recoverability of our long-lived assets based on estimated undiscounted future cash flows and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

Stock Based Compensation
      We have elected to account for our stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. As allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), we have elected to continue to apply the intrinsic value based method of accounting described above, and have adopted only the disclosure requirements of SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123” (SFAS No. 148). Accordingly, no compensation cost has been recognized for our stock options granted at or above the estimated fair value of the underlying stock on the measure date. See “Recently Issued Accounting Pronouncements.”

Nonemployee Options, Warrant and Convertible Debenture Valuation and Accounting
      We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The estimated fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current estimated fair value at each period end, until vested.
      We issued warrants as part of our convertible debentures and other financings. We value the warrants using the Black-Scholes pricing model based on estimated fair value at issuance and the estimated fair value is recorded as debt discount. The debt discount is amortized to interest expense over the life of the debenture, using the effective interest method, assuming the debenture will be held to maturity. If the debenture is converted to equity prior to its maturity date, any debt discount not previously amortized is charged to interest expense. We also apply EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” which requires us to estimate the fair value of the as converted shares upon the conversion of the convertible debentures and record a beneficial conversion (debt discount) if the value of the converted shares is greater than the conversion price.
      The use of the Black-Scholes model requires that we estimate the fair value of the underlying equity instruments issueable upon the exercise of options and warrants and the conversion to convertible debt into equity. In determining the fair value of our options, warrants and convertible debentures we utilize recent sales of our member shares and valuations prepared by valuation consultants.
      In accordance with EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock,” options, warrants and convertible debentures with registration rights deemed outside of our control are reflected as liabilities and marked to estimated fair value in our financial statements.

Recently Issued Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Share-Based Payment,” which is a revision of the SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. The adoption of SFAS No. 123(R) is expected to have a significant impact on our reported results of operations after its adoption when future share-based payments are made to our employees.
Contractual Obligations and Commitments
      The following table identifies our long-term debt and contractual obligations as of September 30, 2005.

	Payment Due by Period(2)(3)(4)

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years

Long-term debt obligations(1)	$9,416,726	$1,217,947	$4,605,871	$2,792,112	$800,796
Operating leases	518,400	115,205	345,616	57,579	—

Total contractual obligations	$9,935,126	$1,333,152	$4,951,487	$2,849,691	$800,796

(1)	Long-term debt obligations reflect payments for the principal and estimated interest expense that is based on rates that range from 8.23% to 12.00%.

(2)	Does not include our January 2006 commitment of $1,450,000 to purchase the mold prefabrication for the second generation SmartVaultstm.

(3)	Does not include our January 2006 borrowings from a bank in the amount of $500,000 payable in 36 equal principal installments with interest at 8.84% per annum to finance the purchase of equipment.

(4)	Does not give retroactive effect to the 2006 Debt Offering for gross proceeds of $1,932,500.

(5)	Does not include employment agreements entered into in January 2006 for compensation payable to (i) Mr. Sapyta, our Chief Executive Officer, in the amount of $188,000 per annum and (ii) Mr. Johnson, our Chief Financial Officer, in the amount of $175,000 per annum. See “Management-Employment Agreements, Termination of Employment and Change-in-Control Arrangements” for a discussion of these agreements.

Qualitative and Quantitative Disclosures about Market Risk
      The primary objective of our investment activities is to preserve principal. Our funds are currently held in checking accounts and money market funds which do not subject us to risk of a loss of principal due to changes in prevailing interest rates. Following this offering, we intend to maintain our excess cash funds in a portfolio of cash and cash equivalents and which may include investments in a variety of investment-grade securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. Some of these securities may be subject to market risk due to changes in prevailing interest rates, which may cause fluctuations in market value.
      The fair value of our cash and short-term investment portfolio at September 30, 2005, approximated its carrying value due to the short-term maturities of these investments. The potential decrease in fair value resulting from a hypothetical 10% increase in interest rates at year-end for our investment portfolio is not material.
      The face value of our long-term debt at September 30, 2005, including current maturities, was approximately $6.5 million compared to a carrying value of $5.3 million reflecting a discount of approximately $1.2 million. Our long-term debt is at fixed interest rates ranging from 8.23% to 12%. The potential increase in interest expense resulting from a hypothetical 10% increase in the average interest rates applicable to our long-term debt at September 30, 2005 would be approximately $65,000.

Results of Operations

For the period of Inception (August 11, 2004) to December 31, 2004
      Revenues. We began operations in 2004 and we had no sales during 2004.
      Interest income for the period from inception to December 31, 2004 consisted of $12,204 and was attributable to the investment of the net proceeds of our initial private equity offering and debt proceeds in interest bearing accounts.
      Expenses. Expenses from inception to December 31, 2004 consisted of the following:

August 11, 2004
(Date of Inception) to
December 31, 2004

Salaries (including non-cash compensation of $250,000)	$512,566
Advertising expense	5,000
Consulting fees	4,269
Travel	11,700
Depreciation and amortization	1,779
Other costs	22,939

$558,253

      Interest expense for the period from inception to December 31, 2004 was $76,654, which was comprised of accrued interest on our secured convertible notes issued in September, 2004 of $66,901 and amortization of debt discount of $9,753 (a non-cash charge).
      Other expense of $11,400 was due to the increase in the estimated fair value of the warrant liability. The warrant was granted for services rendered by a consultant initially valued at $26,400. The warrant agreement includes demand registration rights and accordingly is classified as a liability and marked to estimated fair market value in our financial statements. The total estimated fair value of the warrant is $37,800 at December 31, 2004.
      For the period from inception to December 31, 2004 we had a net loss of $634,103 and our basic and diluted loss per member share was $0.83.

Nine months ended September 30, 2005
      Revenues. For the first four and one half months of 2005, we had no revenues, as we were in the process of ordering equipment, delivering SmartVaultstm to centers in order to facilitate operations, and refining our software and business practices to begin the process of booking and completing moves. We booked our first move at the end of May 2005 and realized our first revenues in June, 2005.
      For the nine months ended September 30, 2005 we recorded $655,120 of revenue, compared to no revenue for the period of inception to September 30, 2004.
      Expenses. Our cost of sales for the nine months ended September 30, 2005 was $884,326, resulting in a gross loss of $229,206. Included in cost of moving and storage was $163,818 of depreciation on our SmartVaultstm, forklifts, GPS units and flat bed trailers. In addition our gross loss was negatively impacted by several items:

•	our short operational history;

•	our new relationship with our transportation partner;

•	difficulties in our coordination and logistics efforts;

•	delays and missed move delivery appointments, which caused us to incur additional expenses to accommodate our customers; and

•	increases in freight expense in the form of fuel surcharges
      We believe that we have resolved the coordination and logistics issues through software enhancements and the hiring of a traffic manager to coordinate with shipping companies. In addition, we have improved and upgraded our pricing software to interface with that used by shippers to assure that future price increases and fuel surcharge are taken into account in our pricing quotes to the customer.
      Selling, general and administrative expenses were $1,304,418 for the nine months ended September 30, 2005 compared to $372,530 for the period of inception to September 30, 2004, or an increase of $931,888 or 250%. The following table summarizes expenses for the nine months ended September 30, 2005 and the increase from September 30, 2004:

	Nine Months Ended	Increase from
	September 30,	September 30,
	2005	2004

Salaries	$543,585	$186,402
Advertising expense	171,627	171,627
Consulting fees	65,808	50,938
Insurance expense	113,751	113,333
Travel	76,843	76,843
Market lead expenses	69,195	69,195
Depreciation and amortization	28,744	28,744
Other costs	234,865	234,806

	$1,304,418	$931,888

      We expect selling, general and administrative expenses to increase as we grow our business. However, we expect that these expenses will decrease as a percentage of sales, if we are successful in expanding our business.
      The increase in salaries is primarily attributable to hiring of additional staff including sales and customer service personnel. The period from inception to September 30, 2004 only included approximately 41 days of management payroll and facility expenses compared to a full nine months of these expenses for the period ended September 30, 2005.
      Advertising expense includes the costs of yellow pages listings, web listings, brochures, and promotional items. Advertising costs will increase in the future as we expand our national marketing efforts.
      We incurred consulting fees with the rollout of our business plan as necessary with commencement of operations. The consulting fees include a non-cash expense of $7,576 for the amortization of warrants issued in connection with a consulting agreement.
      Insurance costs include insurance benefits for employees of $72,694 and general liability insurance of $41,057.
      Travel costs have increased as we expand our services to new cities. The majority of our travel is to provide training to the Overnite personnel in those new markets. We expect these costs to increase as we continue to expand into new markets.
      Market lead expenses will continue to increase as we expand markets and sales efforts. These expenses include web leads purchased from moving portals, pay per click programs, key word placements, internet yellow page directories, and other web advertising.
      Interest expense for the nine months ended September 30, 2005 was $305,188 ($42,774 of non-cash amortization of debt discount costs), compared to no interest expense for the period from inception to September 30, 2004. The increase is directly attributable to higher debt levels to fund our operating loss.

      Other expense of $204,000 represents the increase in value of the warrant liability, which is a non-cash charge. The total estimated fair value of the warrant was $241,800 at September 30, 2005.
      For the nine months ended September 30, 2005 we had a net loss of $2,029,198 compared to a net loss of $372,530 for the period from inception to September 30, 2004, an increase in net loss of $1,656,668 or 445% increase in net loss. Our basic and diluted loss per member share was $1.39.
Issuance of Stock Options
      We have adopted our 2006 Equity Incentive Plan (“Plan”). We are authorized to issue up to 700,000 shares of common stock shares under the Plan pursuant to options, rights and stock awards. The Plan is administered by the Board of Directors. The exercise price of options granted under the Plan is determined by the Board of Directors at an amount no less than the estimated fair value of our common stock at the date of grant. The exercise prices of our options granted to date were set by the Board of Directors based upon contemporaneous equity transactions at or near the time options were granted. Our Board of Directors determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed ten years.
      We issued a total of 400,000 options to employees during the period from inception to September 30, 2005. We determined fair market value of the membership units when each option was granted based upon a contemporaneous assessment of the facts and circumstances when the options were granted. The primary factor that was considered was arm’s-length transactions involving the sale of membership units shortly before or after the granting of the options.
      We granted options to purchase 100,000 units in August 2004 that had an exercise price of $1.25 for a period of ten years, prior to our undertaking of a private placement of our initial equity offering. In September, 2004 we raised gross proceeds of $1,521,875 by selling 1,217,500 membership shares at $1.25 per share. In March 2005 we granted 200,000 options with an exercise price of $2.00 per share for a period of 10 years. Prior to this grant we were negotiating with our secured convertible note holders to allow them the option to convert all or a portion of their accrued interest into membership shares valued at $2.00. After this negotiation we made same offer to the note holders; all but one note holder accepted the offer. The total accrued interest at April 1, 2004 was $133,200 of which $131,700 was converted into 65,850 membership shares. On September 30, 2005, we granted 100,000 options with an exercise price of $5.00 per share. On September 30, 2005, we completed the private placement of units raising gross proceeds of $3,365,350 through the sale of a unit that consisted of two membership shares and one warrant priced at $10.00 per unit. The warrant that was part of the unit was exercisable at $10.00 per unit for a period of five years.
Liquidity and Capital Resources
      Through September 30, 2005, we have financed our operations through the sale of 1,890,570 of our member shares for gross proceeds of $4,887,225, the issuance of convertible debentures for gross proceeds of $5,230,000 and bank and capital lease financing on equipment purchases totaling $2,202,868. We had a net loss of $2,029,198 for the nine months ended September 30, 2005 and a net loss of $634,103 for the period from inception to December 31, 2004. At September 30, 2005 we had working capital of $3,801,561. Of this amount of working capital, approximately $2,850,000 is currently expected to be used to purchase containers.
      We have capital necessary with our current operating structure to operate for 18 months. After the offering, we will have the capital necessary to implement our expansion plan and continue our operations for a minimum of 18 months.
Operating Activities
      Net cash used in operations was $1,180,855 for the nine months ended September 30, 2005. Cash was consumed by the net loss of $2,029,198, less non-cash expenses of $192,562 for depreciation, $42,774 of amortization of debt discounts, $7,577 of amortization of warrants for services and $204,000 for the increase in the estimated fair value of the warrant liability. Cash was also consumed by increases in accounts receivable of

$60,365 and contracts in process of $233,205 during the period. A decrease in prepaid expense of $15,243 and increases in accounts payable of $409,079, deferred revenue of $68,133 and accrued interest $202,545 provided cash.
      For the period from inception to September 30, 2004 cash used in operations was $121,823. Cash was consumed by a net loss of $372,530 less non-cash items of $250,000 of costs for membership units provided for services and $707 of amortization of prepaid warrants for services.
      For the period from inception to December 31, 2004 cash used in operations was $317,628. Cash was consumed by the net loss of $634,103, less non-cash expenses of $1,779 for depreciation and $250,000 costs for membership units provided for services, $9,753 for amortization of debt discounts, $2,829 amortization of warrants for services and $11,400 for the increase in the estimated fair value of the warrant liability. Increases in prepaid and other expenses of $31,341 used cash during the period and reflected the start-up phase of our business. Increases in accounts payable and accrued interest of $72,055 provided cash.
Investing Activities
      For the nine months ended September 30, 2005 net cash outflows from investing activities of $3,868,320 was attributable to purchases of equipment consisting of 1,200 SmartVaultstm, 30 forklifts, GPS units, our office equipment and technology, and restricted cash of $15,000. This was partially offset by the refund of a deposit on equipment of $300,000.
      For the period from inception to September 30, 2004 we had no investing activities.
      For the period from inception to December 31, 2004 we had net cash outflows of $363,758. This consisted of the purchase of office equipment of $60,570, a deposit on our building lease of $3,188 and a deposit on equipment of $300,000.
Financing Activities
      We have been expanding at a rate necessary to compete on a national level and have had several financing activities as follows:

•	Net cash inflows from financing activities for the nine months ended September 30, 2005, was $6,814,838. This was comprised of proceeds of $3,085,350 from the sale of membership units; proceeds from $3,000,000 of secured convertible notes; $1,490,400 from long term debt; $160,000 from member loans; $28,500 from subscriptions receivable and, $40,105 of checks drawn in excess of available bank balances. These inflows were offset by principal payments on capital leases and long-term debt of $474,657 and offering costs of membership units and debt of $514,861.

•	For the period from inception to September 30, 2004 we had no financing activities.

•	Net cash inflows from financing activities for the period from inception to December 31, 2004, were $3,465,777. We received $1,399,375 from the sale of membership units and $2,201,500 of proceeds from secured convertible notes and $6,668 of checks drawn in excess of available bank balances. These inflows were offset by offering costs of membership units and debt of $264,266.
Off-Balance Sheet Arrangements
      We do not have any off balance sheet arrangements.

BUSINESS
Overview
      Smart Move, Inc. was incorporated in Delaware on December 5, 2005, as a wholly-owned subsidiary of A Smart Move, L.L.C., which was organized on August 11, 2004. The directors of Smart Move, Inc. and the managers and members of A Smart Move, L.L.C. have approved the merger of A Smart Move with and into Smart Move, Inc. The purpose of the merger is to reorganize A Smart Move as a Delaware corporation. The merger will occur immediately before the effectiveness of the registration statement, of which this prospectus is a part.
      As a result of the merger described above, all of the issued and outstanding shares of membership interest in A Smart Move, L.L.C. will convert automatically into an equal number of shares of common stock of Smart Move, Inc. and all issued and outstanding options, warrants and notes exercisable to purchase or convertible into shares of membership interest of A Smart Move, L.L.C. will convert automatically into an equal number of options, warrants and notes of Smart Move, Inc. with identical terms and conditions.
      In June 2005, we began revenue-producing activities. We currently conduct business in 24 states in 40 large metropolitan areas. In states where our corporate name is not available, we have adopted an assumed trade name of “Go Smart Move” and conduct business in that name.
Market Opportunity
      Smart Move competes in the U.S. household moving and storage industry. This industry generates combined annual revenues of approximately $31 billion. The interstate and local U.S. household moving and storage industry alone represents revenues of approximately $13 billion annually. Annual revenues in this industry are estimated as follows:

•	Interstate Moving — $5 Billion

•	Local Moving & Storage — $8 Billion

•	Truck Rental — $3 Billion

•	Mini Storage — $15 Billion

•	Total Market Revenues — $31 Billion

(Source: The American Movers and Storage Association, September 2005)
      The US household moving and storage industry consists of approximately 10,000 companies with about $13 billion in combined annual revenue. The 20 largest companies only control 35 percent of the market. We believe that we can be successful even if we capture a relatively small portion of this market.
The Smart Move Solution
      We provide solutions for both individual consumers and businesses in need of moving services. We believe that the size of the market and the extent of the major competitors’ independently owned agency model, required capital investment in trucking equipment, and difficulty to change current infrastructure represent significant opportunities for us to compete in the moving industry.
      Our Smart Move process allows us to operate on a cost-efficient basis with a very small labor force and without the substantial investment of capital that is typical of the average moving van provider. We do not own or operate any trucking equipment. Instead, we utilize the services of third party trucking companies. Overnite Transportation Company, a UPS company, acts as our primary local cartage provider. Overnite loads, unloads and transports our SmartVaultstm in connection with customer moves. We take advantage of the current capacity of the trucking logistics industry to ship the vaults for long distant moves. Trucking companies can ship our vaults far more efficiently than moving vans because of the trucking companies’ ability to utilize available excess capacity by adding our freight to their existing ordinary and continuous freight shipping operations. In addition to being designed to be readily transported by all standard trailers and sea containers, our SmartVaultstm are waterproof, sturdy, and are designed to be secured, all of which provides protection from damage and theft. The risk of loss is further mitigated by our monitoring of each SmartVaultstm location via both bar-code and global positioning equipment (GPS), which, in turn, enhances the insurability of the goods.
      Our strategy is designed to minimize the common problems present in the consumers’ interactions with conventional moving companies and to improve the consumers’ moving experience. We designed our business plan to meet the challenges of the conventional moving industry and save consumer’s time and money by implementing outsourced warehouse and transportation and by utilizing asset pooling of our proprietary, global positioning system GPS-enabled SmartVaultstm.
      Elements of the Smart Move solution include:

•	Efficient utilization of our proprietary SmartVaulttm assets;

•	Ability to control costs by outsourcing transportation, warehousing, and moving labor;

•	Ability to open new markets with limited capital;

•	Utilization of state of the art GPS tracking technology; and

•	Ability to expand markets and increase revenue opportunities.
The SmartVaultstm
      We utilize a specially designed container trademarked as the SmartVaulttm. These containers:

•	are technologically advanced and are made of ultra-strong high density polyethylene (HDPE) with an expected 8-year useful life

•	have 262 cubic feet of loadable storage capacity each with a payload of 2500 pounds

•	have inside dimensions of 7 feet long, 5 feet 10 inches wide and 6 feet 7 inches high

•	have superior functionality and feature GPS (global positioning system), weatherproofing and additional security features

•	can be loaded onto all standard truck trailers and sea containers utilized in the logistics industry.
      We believe that this loading flexibility and efficient use of cube space gives us a competitive advantage not only over traditional movers, but over other container storage companies like PODS®, Public Storage and Great Cratestm. Traditional movers use a simple wooden box which is not weatherproof and offers little security to the contents. We have been using a prototype SmartVaulttm and have deployed the first 1,200 SmartVaultstm. Through the feedback from actual moves, we have provided performance data to assist in the development and design of our new, second generation SmartVaulttm which we expect will be rolled out to meet summer demand during 2006. The proprietary mold will have an estimated final cost of $1.4 million and we will hold exclusive rights to the mold and design specifications. We believe that the mold will enable us to mass produce the second generation container at a lower price and produce a savings to us of approximately $325 per container.
      An additional financial feature of our containers is the residual value of the plastic material. There is a strong, reliable market for recycled plastic. Our manufacturer has indicated that it would be willing to buy back old vaults and components. The residual value will be based on the value of salvaged plastic and will not be depreciated.
Utilization of SmartVaulttm Assets
      We believe that a compelling aspect of our business strategy is the ability to create a uniform, standard pool of SmartVaulttm assets that can be used to move household and commercial goods. By moving these containers from one region to another using the current trucking industry infrastructure, we believe that we will be able to establish a wide market base, a recurring revenue stream, minimize expenses and differentiate ourselves from other movers. We have the ability to add capacity to handle sales increases and seasonal demands by adding vault inventory. Expansion of our business will not require that we incur significant higher capital costs that traditional movers incur because, unlike these movers, we do not purchase expensive tractor-trailer assets for peak periods, nor do we incur expenses in attempting to reposition these empty trucks and trailers for future business.
Outsourced Warehouse and Transportation
      Overnite Transportation Company, a UPS company (“Overnite”), meets all of our pick-up and delivery needs in local markets and provides a majority of our terminal to terminal transportation and warehousing. Based in Richmond, Virginia, Overnite reported net income of $63.3 million in 2004 on revenue of $1.65 billion. The carrier serves more than 60,000 customers in the less-than-truckload (LTL) and truckload (TL) segments. As of December 31, 2004, Overnite is one of the largest LTL carriers in the United States, with 208 service centers and a fleet of approximately 6,700 tractors and 22,000 trailers, allowing us to provide coverage to all 50 states. Rather than build a costly infrastructure and overhead like conventional movers, we have contracted with Overnite in order to cost effectively provide the warehousing and movement of goods to handle most of our transportation needs. We do not need to establish offices, warehouses, and hire employees in each city we service. Through its national network and partnerships with other carriers, Overnite is able to provide us with direct service to over 45,000 cities in the United States, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. We expect that this relationship will enable us to expand rapidly and to use capital for SmartVaulttm purchases and revenue growth.
      Our agreement with Overnite requires Overnite to perform, on a non-exclusive basis, a variety of functions with regard to our containers, including, but not limited to, vault delivery, vault pick-up, vault line haul transportation and container storage. The agreement has a 36-month term effective as of August 24, 2005. Either party may terminate the agreement at any time by giving the other party 90 days’ written notice of termination. While Overnite performs the shipping, delivery and storage of the containers, we remain the primary contact for our customers to negotiate price and schedule of services, including delivery and pickup. We direct Overnite to carry out the pick-up and delivery of the containers in a timely and operationally efficient manner directly to the consumer in his local service area only. We pay Overnite a set fee per trip, so that our costs are fixed, except for the fuel surcharge. We provide the trailer and forklift for the local delivery. Overnite will be required to provide on-going quality control inspections, training and safety. Once the vault is ready to move to another city, Overnite will deliver the SmartVaultstm on their existing trucks that are traveling to that destination. National and regional freight carriers often do not fill their trucks to capacity. Overnite and other national cartage companies offer competitive rates to move our vaults long distance in order to fill their unused trailer space.
Tracking Technology
      We have the ability to track our containers by proven, reliable barcode-based logistics tracking system maintained currently by Overnite. We supplement this online tracking with our own GPS tracking technology. We purchased and continue to refine our own GPS tracking technology and web-based tracking software to manage our asset fleet.
      Our tracking technology and inventory software allow us to manage and monitor our assets on a continuous basis. Having the ability to track SmartVaultstm, spot trends, manage our own supply chain and predict future inventory needs allows us to increase vault utilization rates and increase revenues. Our customers benefit from our combined tracking technologies and processes. The UPS/ Overnite Pro Number tracking system and the GPS system enable our customers to track their goods on the internet, thereby providing the sense of security, control and peace of mind that the move is going as planned, with precision and accuracy.
Services and Markets
      We currently offer our services in the 40 largest U.S. metropolitan centers from the terminals of our primary transportation provider, Overnite. Our expansion plan calls for adding 25 additional metropolitan centers in the summer of 2006 and additional markets as demand justifies. We estimate that the proceeds of this offering should enable us to implement this expansion program. Our ultimate goal is to have 100 working service centers in the United States located in the UPS/ Overnite terminals by the end of 2007.

Our Strategy
      We believe that traditional movers have failed to address basic consumer issues and service problems that result in a negative moving experience for the consumer. The following existing challenges, in our view, prohibit conventional movers from providing a cost-effective, flexible, secure moving experience:

•	High overhead costs passed onto consumers

•	Capital-intensive infrastructure

•	Property theft and loss

•	Inflexible schedules for consumers and hidden costs

•	Hidden or unexpected costs charged to consumers

•	Lack of control by consumers over important aspects of the move

•	Inefficient use of the moving company’s assets
      Our strategy is designed to minimize these common problems and to improve our the consumer’s moving experience.

SmartVault™ Delivery Cycle

The customer schedules their pick-up and delivery of their SmartVault(s)™ with Smart Move and we coordinate with Overnite Transportation to seal, pick-up, deliver and/or store the customer's SmartVault(s) until the customer requests delivery.

Smart Move

1. Our partner, Overnite, delivers the customer's SmartVault(s) on their schedule.

2. The customer packs the SmartVault(s) and locks them on their schedule.

3. Overnite picks up the SmartVault(s) and begins delivery to the customer's new destination.

1
2
3
4
5
Smart Move
Smart Move

5. Overnite picks up the SmartVault(s), making them ready for the next move.

4. The customer unlocks and unpacks the SmartVault(s) on their schedule.

Value Add to the Customer
      Most claims in the moving industry are for lost or missing goods. The Smart Move solution minimizes the risk of loss of goods by allowing customers to place their lock on the vaults and an added security seal is attached by Overnite to the vault for shipping as well. Customers are thereby assured that their goods have not been touched or handled multiple times, as it is often the case with the moves handled by traditional movers. We also believe that we can provide customers a cost savings of from 15% to 40%, depending upon the type of move, service level, distance, origin and destination, as compared to the pricing offered by traditional movers. Also, we provide the consumers with convenience and flexibility. The consumers’ ability to load and unload the container over a longer period of time provides them with significant advantages. For example, in a traditional full service move, the consumer must, generally, be ready to move out and be loaded in one day. Then, upon arrival at his or her destination, the consumer must accept the household goods on the assigned day or pay additional fees. However, if the consumer uses our services, the consumer can load, take delivery and store their goods in a warehouse (for 28 days), all at their convenience, without incurring additional charges. If additional storage time is required we offer a very competitive price of $2.00 per day, per vault.
      In price comparisons, Smart Move appears to have the largest pricing advantage on moves ranging from one vault to five vaults. The moves of this size total approximately 2,000 pounds to 11,000 pounds. Our primary objective will be to penetrate this segment of the market. We believe that the price savings for even very small moves of 2000 pounds, the equivalent of one container, can be significant to the consumer.
      The benefits to the end-user of our solution include:

•	No Trucks to Rent and Drive. When renting our container, the need for a moving truck is eliminated for the customer. Typically, when moving and storing furnishings the customer must first locate and reserve a truck of the appropriate size. Often they are inexperienced at driving rental vehicles. They are also responsible for damage to the truck and have liability for accidents. In addition, many states require the driver of rental trucks to be at least 25 years of age. Since most moves occur during the weekends, the appropriate size truck is often unavailable, so the renter either ends up renting a truck that is too small for the job, thereby necessitating multiple trips or, they incur the increased cost of renting a larger truck than is really needed. Once a truck is rented, the customer drives it to their location and loads the truck by carrying their possessions up a ramp. The truck must be loaded and unloaded quickly in order for them to return the truck before the return deadline. Of course, when they are ready to retrieve their belongings, this whole process must be repeated.

Our system eliminates the entire need of a truck from the customer’s standpoint. The customer need only contact us and a clean Smart Vaulttm will be delivered directly to their location and left for packing. The customer can take as much time as he or she wishes to pack the SmartVaulttm. Once loaded, we return to pick up and transport the SmartVaulttm to the customer’s final destination. Upon the delivery of the SmartVaulttm, the customer can take their time, unloading it at the customer’s convenience. When the customer is finished, they simply call us to retrieve the empty unit.

•	Ease of Use and Content Loading. Our customers have the added benefit of renting a vault that is easy to use. Our customers only move their possessions directly into the SmartVaulttm, which is placed at ground level and does not require the use of a cumbersome ramp.

•	Convenience and Time Savings. The typical loading period for our self service customers usually takes place over a few days, which permits them to load and unload the contents at their convenience. This eliminates the stress and rush associated with trying to beat a deadline imposed by a rental truck company. In addition, our customers save a significant amount of time in both unnecessary packing and unpacking and in drive time. When choosing a traditional self-storage facility, the customer has to pick up a truck, drive it to their location, load the truck, drive it to a storage facility and then unpack their possessions. Next, the customer must return the rental truck. When ready to retrieve their possessions, the consumer must once again obtain and pick up a rental truck, pack the truck, drive their possessions to their new location, unpack them, and upon completion, return the truck to the rental company. With our solution, our customers need only notify us of delivery of our container, load the unit and phone for a pickup.

Execution of the Our Plan
      Our strategic plan is to focus on the interstate or city-to-city moves because, in our opinion, we will be most competitive in these moves. We believe that in the future these moves will consistently produce gross profit margins that exceed 20%. We will focus our marketing efforts on sales lead generation and continued introduction of our moving concepts to the consumer. Managing the sales efforts and administering and directing logistics of these moves is centrally located and carried out by us from our Denver offices.
Sales and Marketing
      We will not rely on one source of lead generation, but will pursue many avenues including the internet, yellow pages, print material, direct mailings, real estate companies, corporate human resources departments, military leads, universities and search engine results directing the public to the our web site.
      There are several relocation and moving resources web portals. These portals generally advertise or offer to their site visitors one stop shopping for all of their relocation needs from moving services to real estate listings. We can purchase leads generated from many of these different portals at any time for specific origination and destination combinations without any long term contract commitments. Based upon information provided by web statistics and leads, we would typically pay a fixed fee per lead from the various moving web portals in the market.
      Corporate relocation programs can use us to realize savings within their own recruitment/personnel moving budgets. We plan to seek direct contracted moves with Fortune 500 companies through their human resource departments. We have performed some relocations for large corporations at a significant savings to the corporations. We expect these types of moves will help us gain exposure, acceptance and additional corporate relocation business.
Market Opportunity in the Domestic Moving & Storage Industry
      The containerized moving business is an emerging business segment with attractive growth and market opportunities. In recent years, the moving industry has offered the containerized “do-it-yourself” moves locally while attempting to develop the interstate portion. The firms involved in local container moving have been mostly small “mom and pop” operations. Often, the containers for these moves have been low-quality plywood crates. The few companies that do offer updated containers have limited flexibility in their loading and shipping methods. Some companies have developed serviceable storage boxes but have not used the boxes successfully on a national basis. We believe we are an early entrant to offer the service nationwide and the first company primarily dedicated to the interstate market.
Consistent Migration of the U.S. Population
      According to First Research, a moving and storage industry intelligence company (September 2005), every year 42 million Americans move. This involves 17 million households utilizing moving services of some nature, whether it be a full service move to renting a truck for a self-move. 20% of those moves are outside of the county, but within the same state, and another 20% to another state or country. Our immediate target is the interstate market which is estimated at about 3.4 million moves per year.
      We have identified the top 100 cities with respect to their total moving activity. Significant synergies exist in serving these cities because over 80% of all moves are between these cities. Data we have received from the 10 largest national moving companies indicates that those companies provide over 500,000 interstate moves per year in and out of the top 30 cities. This data does not include any self moves, or second tier moving company activity. Therefore, we believe the market is actually much larger. We launched our services in those 30 top ranked cities in May of 2005 and have added an additional 10 cities. Through UPS/ Overnite, we have access to operational terminals in all of the 100 major metropolitan areas. To expand further, we need to purchase a sufficient number of SmartVaultstm for each city to begin operations and supply each city with our standard forklift and flat bed trailer for local pick up and delivery. This will provide adequate depth and coverage so that consumers can be moved to all major metropolitan destinations. The containers can remain within the network and the containers will be ready to be deployed for other moves. Not requiring the containers to be returned to their original disbursed city is another significant point of difference when comparing our model to the one prevailing in the moving industry.

Other Statistical Indicators of the Domestic Opportunity

•	40 million people (16% of the population) moved between March 2002 and March 2003

•	19% of movers relocated to another state; 20% moved to another county in the same state; the majority of which 56% stayed within the same county, 4% came from abroad

•	The average American moves 12 times in a lifetime

•	33% of renters in the US and 8.3% of homeowners moved to a different residence in 1998/1999

•	20 to 29 year olds have the highest moving rates. About 33% of the total in that age group moved in the last year. The next most active group is 30-34, with 22% moving in the last year.

(Source: US Census Bureau, March 2004)
      These statistics further support the demand for a flexible, secure and low cost moving solution.
International Moving Opportunity
      Moving within the main countries within the EU market suffers from the same inefficiencies as moving across the US destinations, i.e. long distances, high fuel costs, shipping an empty truck back to its origin country, etc. By establishing service and operational partners in each of the key EU countries, we will be able to handle moves between countries and offer the same cost savings by not having to return empty assets to origin.
      For international moves, we intend to use the same business model as we use for domestic moves. We have currently established a business relationship with a freight forwarding company specializing in expatriate moves to Europe. We will contract with a US-based customer for a move to one of the cities we plan to service. We will then arrange with an overseas shipper for us to deliver our containers to its terminal in the US. That shipper will then be responsible for shipping the containers to their ultimate destination.
      Smart Move is currently set up to provide full service moves to United Kingdom, Ireland, Germany, Netherlands, Belgium and France. To date, we have not completed any international moves.
Other Sales Opportunities
      Local Move Consumer Market. It is our belief that the convenience offered by us will be attractive to many local self-movers and will produce an additional steady revenue stream.
      Storage. Increasing demand for storage in today’s mobile society has created a $15 billion dollar business, according to First Research. The Smart Vaulttm can be very effectively utilized for temporary or long- term storage, with flexibility to the consumer not offered by standard storage sites.
      Homeland Security. The need to ship high value goods in a secured container, within a larger shipping container, is growing. New homeland security laws, regulations and custom clearance requirements will encourage corporations to seek additional ways to compartmentalize the shipment of high value goods. By insuring their integrity, these goods will pass through customs more quickly with less risk of tampering and loss.
      Military Uses. Medical supplies and electronic equipment need to be shipped in smaller quantities, within a portable container, by truck or helicopter at a moments notice. The container must be locked and tracked for security and content management. Personnel relocation could also be a significant future source of revenue as well.
Competition
      Our main competitors include the self-storage facilities and portable storage and moving providers described below. The information below was derived from the respective websites of the companies.
      Public Storage, Inc. is the largest self-storage company in the US, with interests in about 1,100 storage facilities in 38 states. Over 80% of its sales come from self-storage properties located mostly in larger cities and rented for personal or business use. This firm also rents commercial and industrial storage space, rents and transports portable self-storage units, and owns retail stores that rent trucks and sell related moving items.
      PODS Enterprises, Inc. is a Florida company providing Portable On Demand storage and moving services in certain parts of Florida and Illinois. The company is also a franchiser of PODS protected franchise areas in 27 metropolitan areas in 13 states.
      Major Van Lines — these are long distance movers such as United, Atlas, North American, Allied, Mayflower, Bekins and Wheaton, each with annual revenues of $500 million to $1 billion. These companies offer full service moves to consumers through their network of agents and have operations in a majority of the top 100 cities in the United States. These van lines all operate truck and trailer moving assets to complete the moves of their customer base.
      Local Movers include thousands of small, local companies exist that perform moves in just their immediate local markets. The typical local mover has 15 employees, 2 to 3 trucks and annual revenues less than $1 million.
      The following table summarizes the principal areas in which commercial and residential movers compete and the extent to which we believe we offer a competitive advantage:

				Low Overhead,	Deployment of
				Outsource	Solution can be
		Can Handle		Model, Low	Accomplished	Business Model
		Interstate Moves	State of the Art	Capital	with Standard	does not Depend
	Proprietary	to Top 65 Cities	GPS Tracking	Investment	Delivery	on Franchise
Company	Container	in the USA	Capability	Requirements	Equipment	Agreements

SMART MOVE	YES	YES	YES	YES	YES	YES
PODS	YES	Based upon	NO	NO	NO	NO
Franchisees
Major Van Lines	NO	YES	YES	NO	YES	NO
Local Movers	NO	NO	NO	NO	YES	YES
Public Storage	NO	NO	NO	NO	YES	NO
      Future Competition. Although we believe that we offer superior flexibility, cost structure, asset pooling and technology-enabled containers, we recognize that there are relatively low entry barriers to this industry. In addition, as more businesses become aware of our business model and services, we believe others may attempt to copy our concept. However, a competitor desiring to gain entry into this industry and to compete directly with us by offering a similar service would have to overcome the following barriers:

•	designing and engineering a comparable storage container;

•	locating a supplier of storage containers built to specifications at competitive prices;

•	establishing brand awareness.
Intellectual Property
      We do not have any patents. We have a registered trademark for the name SmartVault. We also have a registered domain name for www.gosmartmove.com, which is the address of our principal website. We have registered additional domain names for needmovingboxes.com, a secondary active website. In addition, we own the following domain names: gosmartmove.net, gosmartmoveeu.com, gosmartmoveuk.com, gosmarttrac.com, movingtocity.com, movingtocity.net, smartmove.net, smartmovesuk.com, smartmovesusa.com, and smartboxsupply.com. We do not currently use these registered domain names.
      Under our agreement with the supplier of our containers, we obtained exclusive ownership rights to the design of our containers. Accordingly, the supplier may not produce containers for other companies using our design. We have limited ability to prevent other companies from copying our container design and our business model.

Regulatory Matters
      We are regulated by the Federal Motor Carrier Safety Administration (FMCSA). Under the FMCSA’s regulatory framework, Smart Move is considered a “freight forwarder.” As a freight forwarder, we must:

•	Register with the FMCSA;

•	Obtain an authorization certificate from the FMSCA for each state in which we conduct business;

•	Obtain a certificate of insurance or surety bond in each state in which we are authorized by the FMCSA to conduct business; and

•	Offer arbitration as a means of settling loss and damage disputes on collect-on-delivery shipments.
      We believe that we are in compliance with all FMCSA requirements.
      In addition, we must comply with regulatory requirements imposed by the local and state authorities in each jurisdiction where we are deemed to conduct business. In most cases, we are required to:

•	Obtain a certificate of authority to conduct business as a foreign entity;

•	Obtain sales tax licenses and permits; and

•	Where our company name may not be available, apply for the right to conduct business under an assumed tradename.
      We believe we are in compliance with all of these requirements.
      Various federal and state labor laws govern our relationship with our employees, including minimum wage requirements, overtime, working conditions and immigration requirements. Significant additional government imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees could have an adverse effect on our results of operations.
Facilities and Employees
      Corporate Offices. Our headquarters office is a 2,638 square foot facility and is occupied under a lease that terminates on December 31, 2007 and calls for monthly payments of $3,187.58. We prepaid the first 11 months of the 36-month lease term. We believe that our existing facilities are adequate to support our existing operations and that, if needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.
      Facilities. We do not own any of the moving or storage facilities that we use. In all but six of our markets, we use warehousing facilities provided by Overnite under an arrangement in which we, not our client, is the customer. Risk of loss is borne by Overnite, whose insurance provides coverage in the event of damage or destruction of the vaults. We pay a daily storage charge for empty vaults under our master agreement with Overnite.
      In six markets, we have separate warehouse arrangements with third parties to store empty vaults. The arrangements are each long term but can be cancelled by either party upon 30 days’ notice. Monthly storage charges are $16 per vault. Warehouse space is plentiful in all of these markets and should any warehouse arrangement be terminated, we believe that alternative arrangements could be secured on a timely and cost-effective basis.
      Long-term storage of full vaults is undertaken on occasion for clients. When we enter into a long-term warehouse agreement for the client, we are the party to the warehouse agreement, and the containers and their contents are subject to the warehouse owner’s insurance coverage. We then have a separate agreement with our client to cover the warehouse cost.
      Employees. As of the date hereof, we have 13 persons who devote their full business time to our activities, consisting of 7 persons in management, administration and finance and 6 in sales and marketing. We do not have a collective bargaining agreement with our employees, nor are any of our employees members of any labor union.
Legal Proceedings
      We currently are not a party to or engaged in any material legal proceedings.

MANAGEMENT
      The following table sets forth information regarding our directors and executive officers:

Name	Age	Position

Chris Sapyta	45	Chief Executive Officer, Director
Edward Johnson	53	Chief Financial Officer, Director
Kent Lund(1)(2)(3)(4)	50	Director
John Jenkins(2)(3)(4)	55	Director
Doug Kelsall(1)(2)(3)(4)	52	Director
Jack Burkholder(1)(3)(4)	61	Director
Mike Ellis	33	Senior Vice President of Sales

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Independent director.
Board of Directors
      The Board of Directors (“Board”) oversees the business affairs of Smart Move and monitors the performance of our management. Our Board of Directors currently consists of six members who are divided into three classes. Each year shareholders elect the members of one of the three classes to three year staggered terms. The terms of our Class I Directors (Messrs. Lund and Jenkins), Class II Directors (Messrs. Burkholder and Kelsall) and Class III Directors (Messrs. Johnson and Sapyta) expire in 2007, 2008 and 2009, respectively. Each director and executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our Bylaws. All officers serve at the discretion of the Board and are elected annually at the annual meeting of our Board held after each annual meeting of shareholders. Our Board of directors has determined that all directors (other than Messrs. Sapyta and Johnson) are independent within the meaning of the Nasdaq Marketplace Rules.
      Below are descriptions of the backgrounds of our executive officers and directors and their principal occupation for the last five years:
      Chris Sapyta has served as our Chief Executive Officer and as a director since our inception. Mr. Sapyta founded A Smart Move in August 2004 and served as its Managing Member. In 1996, he founded MicroStar Keg Management L.L.C., a keg asset company with over 5 million keg assets under its management. From 1996 to 2004, he served as President of MicroStar. From 2001 to 2004, Mr. Sapyta served as Senior Vice President of New Markets at TrenStar, Inc., MicroStar’s successor company. Mr. Sapyta received his B.A. degree in accounting from St. Mary’s University (1982).
      L. Edward Johnson served as a manager of A Smart Move, L.L.C. since August 2004 and has served as our Senior Vice President of Corporate Finance and as our director since November 2005. Mr. Johnson has been providing financial guidance and tax planning for various private companies since 1977. From 1989 to 2000, Mr. Johnson served as Tax Manager with Leede Company, a private company located in Denver, Colorado, as its Vice President of Finance and Tax Manager. The Leede Company is engaged primarily in oil and gas, real estate and franchise operations. From 1974 until 1989 and again from 2000 to 2005, he maintained his own accounting and finance practice for select private companies and high net worth individuals. As part of this practice, he provided accounting and financial consulting services to both MicroStar Keg Management, L.L.C. and A Smart Move, L.L.C. Mr. Johnson received his B.B.A. degree from Texas Tech University (1974).
      Kent Lund has served as our director since February 2006. At present, he serves as an independent business, legal and securities compliance consultant. From 2002 to 2005, Mr. Lund served as a Board member and/or Corporate Secretary of four affiliated financial services companies (Kirkpatrick, Pettis, Smith, Polian Inc., two registered investment advisers and a state chartered trust company). Prior to that, from 1998 to 2001, he served as an executive officer and General Counsel of two securities broker dealers, Fiserv Correspondent Services, Inc. and Kirkpatrick, Pettis. From 1985 to 1998, he was an attorney with Amoco Corporation, a major multinational oil, natural gas and petrochemical company. From 1982 to 1985, Mr. Lund was an associate attorney with the Denver, Colorado law firm of Sherman & Howard. From 1980 to 1982, Mr. Lund was a staff law clerk for two United States Court of Appeals Judges. Mr. Lund earned a B.A. degree, magna cum laude, from Midland Lutheran College (1977), a J.D. degree, with honors, from Drake University Law School (1980) and a M.B.A. degree from the University of Colorado (2005).
      John Jenkins has served as our director since February 2006. Mr. Jenkins is Chairman and Chief Executive Officer of SAN Holdings from 2001 to present. From January 1995 through June 2000, Mr. Jenkins was Chief Executive Officer, President and a director of TAVA Technologies, Inc., where he led the build-out of a national systems integration business. From 1990 until he joined TAVA in 1995, he served as president of Morgan Technical Ceramics, Inc., a wholly-owned subsidiary of Morgan Crucible plc, a diversified industrial products company based in England and publicly-traded on the London Stock Exchange. Mr. Jenkins holds a B.S.M.E. (Bachelor of Science in Mechanical Engineering) from the University of Washington (1973) and a J.D. from the University of Denver Law School (1977).
      Doug Kelsall has served as our director since February 2006. Mr. Kelsall has served as President and Chief Operating Officer of eCollege.com, an online service company providing support to distance learning and other educational programs, since 2003. From 1999 to 2003, he was Executive Vice President and Chief Financial Officer of eCollege.com, and has been a director of that organization since 2001. He leads both the eLearning and Enrollment Services operating divisions of eCollege as well as the product engineering and technology aspects of the business. From 1997 to 1999, he was Chief Financial Officer of TAVA Technologies, Inc. and from 1995 to 1997, he was Chief Financial Officer of Evolving Systems, Inc., a telecommunication software company. Mr. Kelsall holds a B.A. degree from the University of Colorado (1976) and an M.B.A. degree from the University of Denver (1978).
      Jack Burkholder has served as our director since February 2006. Mr. Burkholder is the principal of several companies engaged in real estate and hotel and resort development. Since 1997, he has served as Managing Director of Golf Lodging, LLC, a hotel and resort development firm; since 2005 as Manager of SeNa Properties, LLC, a luxury, single-family home developer; and since 2003 as Manager of BBLM, LLC, a hospitality and real estate consulting and development company. Since 1984 to present, Mr. Burkholder has provided corporate, financial and real estate advisory services through his consulting firm, Burkholder & Associates. He received a B.A. degree from Cornell University (1968) and an M.B.A. degree from Fordham University (1972).
      Mike Ellis has served as our Senior Vice President of Sales since August 2004. Mr. Ellis has been with Smart Move since its inception. From 1993 to 2004, Mr. Ellis was the President of Goff Moving and Storage, Inc., a moving company servicing the greater Denver, Colorado area, where he handled both national and local moves for various agencies. Mr. Ellis was responsible for the day-to-day operations, business planning, sales/forecasting and military consulting for the coordination of enlisted personnel moves.
      No director or executive officer is related to any other of our directors or executive officers, and there are no arrangements or understandings between a director and any other person that such person will be elected as a director. There are no material proceedings to which any director, director nominee, executive officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the subsidiaries or the company, or any associate of any such director, officer, affiliate or security holder is a party adverse to us.
D & O Insurance
      We currently maintain a directors’ and officers’ liability insurance policy with limits of $3 million, with the right to increase the limits to $5.0 million.

Board Committees
      Our Board has designated three standing committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
      Audit Committee. The Audit Committee assists the Board in the oversight of the audit of our consolidated financial statements and the quality and integrity of its accounting, auditing and financial reporting processes. The Audit Committee is be responsible for making recommendations to the Board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. Our Audit Committee is comprised of Doug Kelsall (Chair), Kent Lund and Jack Burkholder. We plan to add another independent director to our Board and Audit Committee within 12 months of the closing of this offering. Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards provided by the Nasdaq Marketplace Rules.
      Audit Committee Financial Expert. Our Board has also determined that Mr. Kelsall qualifies as an “audit committee financial expert” as defined under Item 401(e) of Regulation S-B. Mr. Kelsall is “independent” under Rule 10A-3 under the Securities Act.
      Compensation Committee. The Compensation Committee evaluates the performance of our senior executives, considers the design and competitiveness of our compensation plans, reviews and approves senior executive compensation and administers our equity compensation plans. In addition, the Committee also conducts reviews of executive compensation to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Compensation Committee is comprised of John Jenkins (Chair), Kent Lund and Doug Kelsall.
      Nominating and Governance Committee. The Nominating and Governance Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Nominating and Governance Committee also annually assesses and reports to the Board on Board and Board Committee performance and effectiveness and reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees. Jack Burkholder (Chair), Kent Lund and John Jenkins, all independent directors, are the members of the Nominating and Governance Committee.
Code of Ethics
      Our Board has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Act that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics codifies the business and ethical principles that govern of our business.
      The Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the ethics code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the Code.

Compensation Committee Interlocks and Insider Participation
      None of our executive officers served:

•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.
Underwriters’ Board Rights
      Pursuant to the underwriting agreement relating to this offering, we have agreed, for a period of no less than 2 years, to engage a designee of the representative of the underwriters, mutually agreed upon by us and the underwriters, as an advisor to the Board. This advisor may attend Board meetings, receive all notices and other correspondence and communications sent by us to members of our Board and receive compensation equal to the highest compensation of our non-employee directors, excluding the chairs of our standing committees. In addition, the advisor is entitled to receive reimbursement for all costs incurred in attending Board or committee meetings including food, lodging and transportation. The advisor will have none of the duties, rights or powers of a director. To date, no such designee has been identified.
Director Compensation
      In the last fiscal year, none of our existing directors were compensated for their Board service. Our Board recently adopted the following compensation policy for our non-management directors:
      Stock Grants. Outside directors will each receive annual grants of restricted shares of our common stock determined by dividing $10,000 by the then current fair market value of the shares on the date of grant. The shares will be granted in January of each year. One-half of the shares shall vest six months following the date of grant and one-half of the shares shall vest twelve months following the date of the grant. For purposes of determining the number of shares to be granted, the fair market value on the date of grant shall mean the average closing price of our common stock during the month of December immediately preceding the grant date.
      Cash Compensation. All outside directors will be compensated $15,000 per year. The fee will be paid in a lump sum as an annual retainer, payable at the beginning of each year.
      Committee Service. Directors who serve on our standing committees will not receive an additional compensation for their committee services.
      Committee Chair Bonus. The Chair of each of our standing committees will receive an additional annual fee of $5,000. This fee shall be payable in a lump sum in advance.
      Travel Expenses. All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending meetings. For domestic travel, only coach airfare will be reimbursed; for international travel we will reimburse for business class.
Indemnification and Limitation of Director and Officer Liability
      Our organizational documents contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions under Delaware law.
      In addition, as required by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.
      At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Delaware law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.
Commission Position on Indemnification for Securities Act Liabilities
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
EXECUTIVE COMPENSATION
      The following table and discussions summarize all plan and non-plan compensation earned by or paid to our Chief Executive Officer, Chris Sapyta, and Chief Financial Officer, Edward Johnson, for our last two completed fiscal years. No other executive officer received total annual salary and bonus of at least $100,000 during those periods.
SUMMARY COMPENSATION TABLE

						Long Term Compensation

						Awards
	Annual Compensation							Payouts
						Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation		Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)		($)	(#)	($)	($)

Chris Sapyta, CEO	2005	188,000	—	—		—	88,500	—	—
	2004	50,000	—	3,000	(1)	—	40,000	—	—
Edward Johnson, CFO	2005	49,995	—	—		—	33,500	—	—
	2004	—	—	—		—	20,000	—	—

(1)	Represents health insurance premiums for three months.
No executive officer will receive perquisites and other personal benefits which, in the aggregate, exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the fiscal year.

      The following table summarizes information related to grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the fiscal year ended December 31, 2005 to each of the named executive officers specified below:
OPTIONS/ SAR GRANTS IN THE LAST FISCAL YEAR
(INDIVIDUAL GRANTS)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise or Base
Name	Granted	Fiscal Year	Price ($/Sh)	Expiration Date

Chris Sapyta, CEO	88,500	30%	$3.50	August 2015
Edward Johnson, CFO(1)	33,500	11%	$3.50	August 2015

(1)	Represents options received during his tenure as our non-employee director.
      The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2004.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES

	Number of Securities			Value of Unexercised
	Underlying Unexercised			in the Money
	Options at			Options at
	December 31, 2005			December 31, 2005(1)

	Exercisable		Unexercisable	Exercisable	Unexercisable

Chris Sapyta, CEO	128,500		—	$1,061,250	—
Edward Johnson, CFO	53,500	(2)	—	$402,500	—

(1)	Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. Based on the estimated fair market value of the common stock at December 31, 2005, of $10.00 per share, less the exercise price.

(2)	Represents options received during his tenure as our non-employee director.
Employment Agreements, Termination Of Employment and Change-In-Control Arrangements
      We have negotiated the terms of written employment agreements with Chris Sapyta, our President and Chief Executive Officer, and Edward Johnson, our Chief Financial Officer. The employment agreements become effective immediately prior to the commencement of this offering.
      Chris Sapyta Employment Agreement. The five-year agreement initially is set to expire in 2011 and will automatically extend for additional periods of one year unless either party elects to terminate upon 90 days’ prior written notice. The base salary is set at $188,000 per year subject to certain annual increases to be approved by our Compensation Committee. The employment agreement provides for certain additional compensation for Mr. Sapyta, including (but not limited to):

•	an annual bonus of up to the greater of $125,000 or 50% of his base salary;

•	up to 100,000 shares of our common stock subject to lock-up agreements with the underwriters;

•	non-qualified options to purchase 96,000 shares of common stock at an exercise price equal to the price of our stock in this offering. These options vest under the following performance-based schedule:

(i) 32,000 options will vest on September 30, 2006 if for the 9 months ended on September 30, 2006 we book 4,800 moves;

(ii) 32,000 options will vest on September 30, 2007 if for the 12 months ended on September 30, 2007 we book 9,000 moves; and

(iii) 32,000 options will vest on September 30, 2008 if for the 12 months ended on September 30, 2008 we book 12,000 moves.

If Smart Move achieves at least 85% of the moves in any of the periods set forth above, then 16,000 options will vest at the end of the respective period. The options will be granted under our 2006 Equity Incentive Plan and will qualify as non-qualified stock options under Section 422 of the Code. The non-qualified stock options will be exercisable for a period of 5 years, expiring in 2011; and

•	certain additional payments in the event of a change in control of our company or in the event the agreement is terminated by us without cause, by Mr. Sapyta for good reason or for certain additional enumerated reasons.
      The employment agreement also contains non-competition, indemnification and other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of Mr. Sapyta’s employment agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
      Edward Johnson Employment Agreement. The five-year agreement initially is set to expire in 2011 and will automatically extend for additional periods of one year unless either party elects to terminate upon 90 days’ prior written notice. The base salary is set at $175,000 per year subject to certain annual increases to be approved by our Compensation Committee. The employment agreement provides for certain additional compensation for Mr. Johnson, including (but not limited to):

•	an annual bonus of up to the greater of $110,000 or 50% of his base salary;

•	75,000 shares of our common stock subject to lock-up agreements with the underwriters;

•	non-qualified options to purchase 75,000 common stock shares at an exercise price equal to the price of our stock in this offering. These options vest under the following performance-based schedule:

(i) 25,000 options will vest on September 30, 2006 if for the 9 months ended on September 30, 2006 we book 4,800 moves;

(ii) 25,000 options will vest on September 30, 2007 if for the 12 months ended on September 30, 2007 we book 9,000 moves; and

(iii) 25,000 options will vest on September 30, 2008 if for the 12 months ended on September 30, 2008 we book 12,000 moves.

If Smart Move achieves at least 85% of the moves in any of the periods set forth above, then 12,500 options will vest at the end of the respective period. The options will be granted under our 2006 Equity Incentive Plan and will qualify as non-qualified stock options under Section 422 of the Code. The non-qualified stock options will be exercisable for a period of 5 years, expiring in 2011; and

•	certain additional payments in the event of a change in control or in the event the agreement is terminated by us without cause, by Mr. Johnson for good reason or for certain additional enumerated reasons.
      The employment agreement also contains non-competition, indemnification and other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of Mr. Johnson’s employment agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
2006 Equity Incentive Plan
      In February 2006, we adopted our 2006 Equity Incentive Plan for our officers, directors, employees and outside consultants and advisors. This Plan will become effective after the date of the merger. We have developed this Plan to align the interests of (i) employees, (ii) non-employee Board members, and (iii) consultants and key advisors with the interests of our shareholders and to provide incentives for these persons to exert maximum efforts for our success and to encourage them to contribute materially to our growth.

      The Plan is not subject to the provisions of the Employment Retirement Income Security Act and is not a “qualified plan” within the meaning of Section 401 of the Internal Revenue Code, as amended (the “Code”). The Plan is administered by our Compensation Committee which has exclusive discretion to select the participants who will receive awards under the Plan and to determine the type, size and terms of each award.
      Shares Subject to the Plan. We may issue up to 700,000 shares under the Plan, subject to adjustment to prevent dilution from stock dividends, stock splits, recapitalization or similar transactions. Certain grants may be made in cash, in our stock, or in a combination of the two, as determined by the Compensation Committee.
      Awards under the Plan. Under the Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.
      Options. The duration of any option shall be within the sole discretion of the Compensation Committee; provided, however, that any incentive stock option granted to a 10% or less stockholder or any nonqualified stock option shall, by its terms, be exercised within 10 years after the date the option is granted and any incentive stock option granted to a greater than 10% stockholder shall, by its terms, be exercised within five years after the date the option is granted. The exercise price of all options will be determined by the Compensation Committee; provided, however, that the exercise price of an option (including incentive stock options or nonqualified stock options) will be equal to, or greater than, the fair market value of a share of our stock on the date the option is granted and further provided that incentive stock options may not be granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary, as defined in section 424 of the Code, unless the price per share is not less than 110% of the fair market value of our stock on the date of grant.
      Stock Units. The Compensation Committee may grant stock to an employee, consultant or non-employee director, on such terms and conditions as the Compensation Committee deems appropriate under the Plan. Each stock shall represent the right of the participant to receive a share of our stock or an amount based on the value of a share of our stock.
      Stock Awards. The Compensation Committee may issue shares of our stock to an employee, consultant or non-employee director under a stock award, upon such terms and conditions as the Committee deems appropriate under the Plan. Shares of our stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.
      SARs and Other Stock-Based Awards. SARs may be granted to an employee, non-employee director or consultant separately or in tandem with an option. SARs may be granted in tandem either at the time the option is granted or at any time thereafter while the option remains outstanding. Upon the exercise of SARs, the related option will terminate to the extent of an equal number of shares of our stock. The stock appreciation for a SAR is the amount by which the fair market value of the underlying stock on the date of exercise of the SAR exceeds the base amount of the SAR. The Compensation Committee will determine whether the stock appreciation for an SAR is to be paid in the form of shares of stock, cash or a combination of the two.
      Other Awards. Other awards may be granted that are based on or measured by our stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in our stock or cash, or in a combination of the two.
      Qualified Performance-Based Compensation. The Compensation Committee may determine that stock units, stock awards, SARs or other stock-based awards granted to an employee will be considered “qualified performance-based compensation” under section 162(m) of the Code.
      Termination of Employment. If the employment or service of a participant is terminated for cause, the options of such participant, both accrued and future, will terminate immediately. If the employment or service is terminated by either the participant or us for any reason other than for cause, death, or for disability, as defined in Section 22(e)(3) of the Code, the options of the participant then outstanding shall be exercisable by the participant at any time prior to the expiration of the options or within three months after the date of such termination, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of the termination. In the case of a participant who becomes disabled, the rights of the participant under any then outstanding options are exercisable by the participant at any time prior to the expiration of the options or within one year after the date of termination of employment or service due to disability, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of such termination. In the event of the death of a participant, the rights of the participant under any then outstanding options are exercisable by the person or persons to whom these rights pass by will or by the laws of descent and distribution, at any time prior to the expiration of the options or within one year after the date of death, whichever is shorter, but only to the extent of the vested right to exercise the options, if any, at the date of death. The terms and conditions regarding any other awards under the Plan will be determined by the Compensation Committee.
      Termination or Amendment of the Plan. Our Board of Directors may at any time terminate the Plan or make such amendments thereto as it deems advisable, without action on the part of our shareholders unless their approval is required under the law. However, no termination or amendment will, without the consent of the individual to whom any option has been granted, affect or impair the rights of such individual. Under Section 422(b)(2) of the Code, no incentive stock option may be granted under the Plan more than ten years from the date the Plan is adopted or the date the Plan is approved by our shareholders, whichever is earlier.
      As of February 6, 2006, options from the limited liability option plan to purchase 400,000 shares of our common stock have been granted, of which none have been exercised and all 400,000 remain outstanding. The outstanding options and warrants to acquire the shares of common stock under the Plan have an exercise prices ranging from $1.25 per share to $5.00 per share.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      One of our former directors and a principal shareholder, Steven Bathgate, is a principal of Bathgate Capital Partners, LLC (“Bathgate”) which has performed certain financial advisory services for us. Bathgate has also served as our placement agent in all of our private offerings of securities, which can be summarized as follows:

Private Placement	Gross Proceeds	Securities

2004 Equity Offering	$1,521,875	Equity Shares at $1.25
2004 Debt Offering	$2,230,000	12% Convertible Notes at $5.00 and warrants exercisable at $1.25 per share
2005 Equity Offering	$3,365,350	Equity Shares at $5.00 and warrants exercisable at $10.00 per share
2005 Debt Offering	$3,000,000	12% Convertible Notes at $5.00 and warrants exercisable at $10.00 per share
2006 Debt Offering	$1,932,500	10% Convertible Notes exercisable at 25% discount to the initial public offering price and warrants exercisable at 150% of the initial public offering price

      Based on its services as placement agent in the foregoing financings, Bathgate received the cash and equity compensation described below. Compensation paid to participating broker-dealers and employees of Bathgate in connection with these transactions is not reflected below.

Private Placement	Cash Fee	Number of Warrants	Exercise Price

2004 Equity Offering	$152,766	89,438	$1.25
2004 Consulting Agreement	$—	60,000	$1.25
2004 Debt Offering	$111,500	90,000	$1.25
2005 Equity Offering	$338,423	67,307	$5.00
		33,654	$10.00
2005 Debt Offering	$150,000	60,000	$5.00
		30,000	$10.00
2006 Debt Offering	$154,600	20,613	$7.50
		5,153	$10.00
      In addition, Bathgate and its affiliates have purchased a total of 370,000 shares at an average price of $1.76 per share and 22,000 warrants exercisable at $10.00.
      In March of 2005, when the 2004 debt offering investors converted $131,700 of accrued interest into 65,850 shares, Bathgate received from us a cash fee of $5,000 and options to purchase 5,000 shares exercisable at $2.40 per share for a period of five years.
      In April and May of 2005, we borrowed $1,490,400 from Silicon Valley Bank. Bathgate was paid a fee of $30,000 for arranging this financing.
      Edward Johnson, our Chief Financial Officer, purchased 5,585 of the units offered in the 2005 Equity Offering in consideration for $55,850. A unit consisted of two common stock shares and a warrant with an exercise price of $10.00. The terms of this transaction were identical to the terms on which all other investors participated.
      In June 2005, we borrowed $60,000 from Chris Sapyta, our Chief Executive Officer, and $100,000 from Steven Bathgate, the principal of Bathgate. Mr. Bathgate converted this loan into 20,000 shares of our common stock in the 2005 Equity Offering. Mr. Sapyta’s loan was repaid in full in October of 2005.
      Mr. Johnson was appointed our Chief Financial Officer in November of 2005. Prior to his appointment as Chief Financial Officer, from August 11, 2004 to December 31, 2004, he served as a director and provided consulting services to us, for which he received no compensation.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of December 31, 2005 the beneficial ownership of our common stock, as adjusted for this offering, by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each of our directors and executive officers and (iii) all of our executive officers and directors as a group.
      Except as indicated in the footnotes to the table below, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder.
      Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The following table assumes (i) 3,746,420 shares of common stock are outstanding after closing of this offering based on shares of our common stock outstanding as of the date of this prospectus as calculated above, and (ii) no exercise of the over-allotment option. Unless otherwise indicated, the address of each individual named below is our address, 5350 S. Roslyn Street, Suite 380, Greenwood Village, Colorado 80111.

			Percentage of
	Number of Shares		Outstanding Shares Owned
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned		Before Offering	After Offering

Chris Sapyta	348,500	(1)	13.7%		%
Edward Johnson	180,255	(2)	7.3%		%
Kent J. Lund	15,000	(3)	*		%
John Jenkins	4,500	(4)	*		%
Doug Kelsall	27,500	(5)	1.2%		%
Jack Burkholder	3,000	(6)	*	*
Steven Bathgate	401,637	(7)	16.05%		%
All officers and directors as a group (6 persons)	980,392		39.05%		%

*	Less than 1 percent.

(1)	Includes an option to purchase 40,000 shares exercisable at $1.25 per share, an option to purchase 75,000 shares exercisable at $2.00 per share, an option to purchase 13,500 options shares exercisable at $5.00 per share and 100,000 shares issuable to Mr. Sapyta under the terms of his employment agreement with us.

(2)	Includes an option to purchase 20,000 shares exercisable at $1.25 per share, an option to purchase 20,000 shares exercisable at $2.00 per share, an option to purchase 13,500 shares exercisable at $5.00 per share, a warrant to purchase 5,585 shares exercisable at $10.00 per share and 75,000 share units issuable to Mr. Johnson under the terms of his employment agreement with us.

(3)	Includes a warrant to purchase 1,000 shares exercisable at $10.00 per share.

(4)	Includes a warrant to purchase 1,500 shares exercisable at $10.00 per share.

(5)	Includes a warrant to purchase 2,500 shares exercisable at $10.00 per share.

(6)	Includes a warrant to purchase 1,000 shares exercisable at $10.00 per share.

(7)	Includes an option to purchase 5,000 shares exercisable at $1.25 per share, an option to purchase 1,000 shares exercisable at $2.00 per share, an option to purchase 2,500 shares exercisable at $5.00 per share, a warrant to purchase 34,575 shares exercisable at $1.25 per share, a warrant to purchase 400 shares exercisable at $2.40 per share, a warrant to purchase 12,884 shares exercisable at $5.00 per share, a warrant to purchase 2,654 units exercisable at $7.50 per share and a warrant to purchase 6,444 shares exercisable at $10.00 per share. Also includes 20,000 shares and a warrant to purchase 5,516 shares exercisable at $1.25 per share owned by Bathgate Capital Partners of which Mr. Bathgate is an owner.
DESCRIPTION OF CAPITAL STOCK
      The following is a description of our capital stock as set forth in our amended Certificate of Incorporation and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended Certificate of Incorporation and bylaws and applicable provisions of Delaware law.
General
      Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon completion of this offering, 3,671,420 shares of common stock will be issued and outstanding (including the 1,500,000 shares of common stock forming a part of the units issued in this offering, assuming no exercise of the underwriters’ over-allotment option). There are no shares of preferred stock outstanding.

Units
      We will issue 750,000 units in this offering, with each unit consisting of two shares of our common stock and one warrant. The holder of one warrant will be entitled to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. We have applied for quotation of our Units on the Nasdaq Capital Market (“Nasdaq”). Until the units are divided into their separate components of two shares of common stock and one warrant, only the units will be quoted on Nasdaq. Each unit will be divided into its separate component of two shares of common stock and one warrant on the date which is the earlier of: (i) 90 days immediately following the date of this prospectus or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We will notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a widely-disseminated press release. Following the separation of the units, the shares of common stock will be quoted on Nasdaq, and the warrants will be quoted separately from the common stock on Nasdaq. The units will cease to exist at that time.
Common Stock
      Voting Rights. The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.
      Dividends. Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See “Dividend Policy.”
      Liquidation. In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.
      Other. The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable. Prior to the date of this prospectus, there has been no established public trading market for the common stock.
Warrants
      One warrant will entitle the holder to purchase one share of common stock at an exercise price equal to 75% of the unit offering price beginning on the date the units separate through the date which is five years after the date of this prospectus, subject to the redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Corporate Stock Transfer, and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 750,000 shares of our common stock, unless the underwriters’ over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 862,500 shares of common stock.
      The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.
      We intend to file a registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.
      We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.
      The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable. The warrants do not confer on the warrant holder any voting or other rights of our shareholders.
      We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 1% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrant holder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.
      We may redeem the warrants at $.01 per warrant on 30 days prior written notice if (a) we have our common stock registered under the Exchange Act; (b) all of the shares of the common stock that may be received upon exercise of the warrants may either be sold under Rule 144 of the Securities Act, or there is a current registration statement under the Securities Act registering the resale of such common stock; and (c) the closing sales price of the common stock on Nasdaq or an exchange equals or exceeds 225% of the initial offering price per share for a period of 20 of the 30 trading days immediately preceding the call for redemption. From and after the date of redemption specified in the notice (unless we default in providing money for the payment of the redemption price), all rights of the holder or holders as a warrant holder shall cease, except for the right to receive the redemption price hereof, without interest, and the warrants shall no longer be deemed outstanding.
      We currently have outstanding warrants to purchase an aggregate of 1,155,836 shares of our common stock at a weighted average exercise price of $5.49 per share and 64,417 warrants with an exercise price of 150% of the initial public offering price. The warrants have five- to seven-year terms, and contain customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all of our assets). The warrants issued in the January 2006 financing entitle the holders to registration rights in the event we commence a public offering of our securities we within 45 days of the initial public offering. We agreed to use our best efforts to prepare and file the registration statement to register the resale of those securities and to use our reasonable best efforts to cause the registration statement to become effective as soon as practicable. There is no penalty provision relating to these registration rights.
Convertible Promissory Notes
      We have outstanding $5,230,000 in principal amount of secured promissory notes. The promissory notes bear interest at 12% per annum. The promissory notes pay interest only for the first two years after they were issued in October 2004. On the third anniversary of their issuance, we will begin amortizing the notes over a five-year period, paid monthly. The promissory notes may be prepaid in whole or part without any prepayment penalty. The promissory notes are secured by a first lien position on all our container assets. The principal amount of our promissory notes may be converted into shares of our common stock at the option of the holders. Approximately, $2.23 million of the notes may be converted at a price of $5.00 per share and approximately $3.0 million of the notes may be converted at a price of $10.00 per share.

Preferred Stock
      Our Board of Directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Our Board of Directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.
Registration Rights
      After the closing of this offering, the holders of warrants that are exercisable to purchase approximately 1,220,253 shares of our common stock will be entitled to certain piggyback registration rights with respect to the registration of the securities being offered under the Securities Act. If we register any securities for public sale other than for this offering, these holders will have the right to include their shares in the registration statement. The conversion feature of the convertible debt does not have any registration rights.
Lock-up Restrictions
      All of our directors, officers and shareholders who own in excess of 5% of our outstanding securities executed lock-up agreements with the underwriters agreeing not to sell, transfer or otherwise dispose of any of their securities (or underlying securities) of Smart Move for a period of 18 months from the date of this registration statement. The underwriters, in their sole discretion and at any time without notice, may release all or any portion of the shares held by our officers, directors, and existing shareholders subject to these lockup agreements.
Anti-Takeover Provisions
      Provisions of Delaware law and our Certificate of Incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions are expected to discourage types of coercive takeover practices and takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
      We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to that date our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	on or following that date the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

      Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, lease, exchange, mortgage, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation or any of its direct or indirect subsidiaries of any stock of the corporation or of any such subsidiary to the interested shareholder;

•	any transaction involving the corporation or any of its direct or indirect subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary.
      In general, Section 203 defines an “interested shareholder” as any entity or person who beneficially owns, or an affiliate or associate of the corporation that at any time within three years prior to the date of determination of interested shareholder status did beneficially own, 15% or more of the outstanding voting stock of the corporation, and affiliates and associates of such person.
Certificate of Incorporation and Bylaws
      Our amended Certificate of Incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended Certificate of Incorporation and bylaws, as applicable, among other things:

•	provide that special meetings of the shareholders may be called only by our Chairman of the Board, President, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors of our board of directors;

•	establish procedures with respect to shareholder proposals and shareholder nominations, including requiring that advance written notice or director nomination generally must be received at our principal executive offices not less than 90 prior to the meeting of shareholders at which such directors are to be elected;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the shareholders;

•	provide for staggered terms for the members of our Board of Directors. The Board of Directors is divided into three staggered classes, and each director serves a term of three years. At each annual shareholders’ meeting only those directors comprising one of the three classes will have completed their term and stand for re-election or replacement. In addition, our organizational documents contain supermajority voting requirement for any amendments of the staggered Board provisions;

•	require an advance notice of any shareholder business before the annual meeting of our shareholders;

•	allow us to issue without shareholder approval up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.
Transfer Agent
      Corporate Stock Transfer, Inc. has been appointed as the transfer agent for our units, common stock and warrants.
SHARES ELIGIBLE FOR FUTURE SALE
      Upon completion of this offering, we will have outstanding 3,671,420 shares of common stock (including the 1,500,000 shares of common stock forming a part of the units issued in this offering, and assuming no exercise of the underwriters’ over-allotment) without taking into account any options or warrants that may be granted or exercised and convertible notes that may be converted. Upon completion of this offering, we will have options outstanding to purchase 400,000 shares of common stock, warrants outstanding to purchase 1,220,253 shares of common stock and convertible notes that are convertible into                  shares of common stock.
      All of our more than 5% shareholders and our directors and officers who own any of our securities, including warrants, options, convertible securities, agreed in writing not to sell, transfer or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 18 months after the effective date of the registration statement of which this prospectus is a part without prior written consent or waiver from the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by the underwriters.
Rule 144
      In general, Rule 144 allows a shareholder (or shareholders) whose shares are aggregated who has beneficially owned our shares of common stock for at least one year and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares of our common stock that does not exceed the greater of: (i) 1% of the number of shares then outstanding or (ii) the average weekly trading volume of the shares of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.
      Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about our company. We cannot estimate the number of shares our existing shareholders will sell under Rule 144, as this will depend on the market price for our shares, the personal circumstances of the shareholders, and other factors.
Rule 144(k)
      Under Rule 144(k), in general, a shareholder who has beneficially owned shares of our common stock for at least two years and who is not deemed to have been an affiliate of ours at any time during the immediately preceding 90 days may sell such shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144. Affiliates of our company, however, must always sell pursuant to Rule 144, even after the otherwise applicable Rule 144(k) holding periods have been satisfied.

Rule 701
      Rule 701 generally allows a shareholder who purchased our securities pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell securities in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 securities under Rule 144 without complying with the holding period requirements of Rule 144.
      Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our 2006 Equity Incentive Plan. Persons who are not affiliates, and who receive shares that are registered under the Form S-8 registration statement, will be able to resell those shares in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.
      Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or our ability to raise capital through a public offering of our equity securities.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated as of                     , 2006 (the “Underwriting Agreement”), the underwriters named below, for whom Newbridge Securities Corporation is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of units set forth in the following table:

Name	Number of Units

Newbridge Securities Corporation	[	]
Total	750,000
      The underwriters are offering the units subject to their acceptance of units from us and subject to prior sale. The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the units offered by this prospectus, if any such units are taken. However, the underwriters are not required to take or pay for the units covered by the underwriters’ over-allotment option described below.
      The underwriters propose to offer the securities offered hereby to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of the securities and is subject to change as a result of market conditions and other factors. The underwriters may offer the securities to securities dealers at the price to the public less a concession not in excess of $           per unit. Securities dealers may re-allow a concession not in excess of $           per unit to other dealers. After the securities are released for sale to the public, the underwriters may vary this offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the securities offered hereby negotiated between us and the representatives.
      We have granted to the underwriters an option, exercisable for 60 days from the date of this prospectus, to purchase up to an aggregate of 112,500 additional units at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the units offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional units as the number listed next to the underwriter’s name in the preceding table bears to the total number of units listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $          , the total underwriters’ discounts and commissions would be $          , and total proceeds to us would be $          . The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of units offered by them.
Underwriting Compensation
      The underwriters will purchase the units offered hereby at a discount of           % of the initial public offering price (or $           per unit). We have agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered hereby, including any exercise of the over-allotment option. Our agreement with the underwriters also provides that we will pay all expenses in connection with qualifying the units for sale under the laws of those states as the underwriter may designate and the costs of review by the NASD of the underwriting arrangements between the underwriters and us. We have paid the representatives of the underwriters a consulting fee of $ and have paid $25,000 as an advance against the expense allowance, which will reduce the expense allowance payable at the closing of the offering. If this offering is not completed, the representatives will refund any portion of the $25,000 that exceeds their accountable expenses.
      At the closing of this offering, we will enter into a consulting agreement retaining the representative as a financial consultant at $60,000 per year for a two-year period. The total amount under the consulting agreement of $120,000 will be paid upon execution of the consulting agreement.

      We have granted the representative of the underwriters the right to have a designee present at all meetings of our Board of Directors for a period of two years from the date of this prospectus. The designee will be entitled to the same notice and communications sent by us to our directors and to attend directors’ meetings but will not have voting rights. The representative has not named a designee as of the date of this prospectus.
      For a period of two years following the completion of the offering, the representative shall have a right of first refusal to serve as our placement agent or managing underwriter in future private or public financings.
      We will sell to the representative of the underwriters upon the completion of this offering, for a total purchase price of $          , an option to purchase 75,000 units. The option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 110% of the unit price in this offering. The option will contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary participatory registration rights and a cashless exercise provision (which allows the holder to exercise the option by surrendering a portion of the securities underlying the option instead of paying cash). We have agreed to register for sale the common stock and warrants issuable upon exercise of the option and the common stock issuable upon exercise of the warrants underlying the option.
Warrant Solicitation Fee
      We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, to the extent not inconsistent with the NASD Rules and the SEC rules and regulations, we will pay the underwriters a fee of 1% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then-exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrant holder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.
Stabilization
      The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in certain open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress;

•	short sales and over-allotments occur when the representative, on behalf of the underwriters, sells more of our units than it purchases from us in this offering. In order to cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement;

•	syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative on behalf of the underwriters; and

•	a penalty bid is an arrangement permitting the representative to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the representative and therefore was not effectively sold to the public by such underwriter.

      If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market or otherwise.
Indemnification
      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
LEGAL MATTERS
      Cozen O’Connor, Washington, D.C., has acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the securities offered in this prospectus. Certain legal matters will be passed upon for the underwriters by Moye White LLP, Denver, Colorado.
EXPERTS
      The financial statements of A Smart Move, L.L.C. as of December 31, 2004, and for the period from inception to December 31, 2004, included herein and elsewhere in this Registration Statement have been audited by Anton Collins Mitchell LLP, an independent registered public accounting firm, for the periods and the extent set forth in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, NE, Washington, D.C. 20549.
      You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.
      Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information we will file will be available for inspection and copying at the SEC public reference facilities and the web site of the SEC referenced to above.

A SMART MOVE, L.L.C.

Report of Independent Registered Public Accounting Firm
Board of Directors
A Smart Move, L.L.C.
Denver, Colorado
      We have audited the accompanying balance sheet of A Smart Move, L.L.C. as of December 31, 2004 and the related statements of operations, members’ equity, and cash flows for the period from inception August 11, 2004 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Smart Move, L.L.C. at December 31, 2004, and the results of its operations and its cash flows for the period from inception August 11, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton Collins Mitchell LLP
Denver, Colorado
January 13, 2006

A Smart Move, L.L.C.
Balance Sheets

	September 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,835,054	$2,784,391
Account receivable trade	55,365	—
Account receivable employees	5,000	—
Contracts in process	233,205	—
Subscriptions receivable	180,000	28,500
Prepaid and other	27,883	43,126

Total current assets	5,336,507	2,856,017

Property and equipment, net	4,447,017	58,791
Other assets	65,918	14,974
Deposits on equipment	—	300,000

	4,512,935	373,765

Total assets	$9,849,442	$3,229,782

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$432,725	$5,155
Checks drawn in excess of available bank balances	46,774	6,668
Accrued interest	137,745	66,900
Deferred revenue	68,133	—
Accrued warrant liability	241,800	37,800
Current portion of long-term debt and note payable	464,537	—
Current portion of obligations under capital leases	83,232	—
Debt due to member	60,000	—

Total current liabilities	1,534,946	116,523

Long-term liabilities:
Long-term debt and note payable, less current portion	4,867,858	1,955,826
Obligations under capital leases, less current portion	348,823	—

	5,216,681	1,955,826

Total liabilities	6,751,627	2,072,349

Commitments and contingencies
Members’ equity; 5,000,000 authorized shares 2,156,420 and 1,417,500 issued and outstanding	3,097,815	1,157,433

Total liabilities and members’ equity	$9,849,442	$3,229,782

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statements of Operations

	Nine Months	August 11, 2004	August 11, 2004
	Ended	(Date of Inception)	(Date of Inception)
	September 30,	to September 30,	to December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
Sales	$655,120	$—	$—
Cost of moving and storage (exclusive of depreciation and amortization shown separately below)	720,508	—	—
Depreciation and amortization	163,818	—	—

Total cost of moving and storage	884,326	—	—

Gross loss	(229,206)	—	—
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	1,275,674	372,530	556,474
Depreciation and amortization	28,744	—	1,779

	1,304,418	372,530	558,253

Operating loss	(1,533,624)	(372,530)	(558,253)

Other income (expense):
Interest income	13,614	—	12,204
Interest expense	(305,188)	—	(76,654)
Other expense	(204,000)	—	(11,400)

Total other expense	(495,574)	—	(75,850)

Net loss	$(2,029,198)	$(372,530)	$(634,103)

Net loss per member share:
Basic and diluted	$(1.39)	$(3.17)	$(0.83)

Member shares used to compute net loss per member share:
Basic and diluted	1,463,865	117,647	767,413

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statement of Changes in Members’ Equity

	Members’	Members’	Accumulated
	Shares	Equity	Deficit	Total

Members’ Equity August 11, 2004	—	$—	$—	$—
Issuance of member shares to founders for services rendered	200,000	250,000	—	250,000
Issuance of member shares in connection with private placement, net of offering costs of $152,766	1,217,500	1,369,109	—	1,369,109
Proceeds allocated to warrants issued in debt offerings	—	115,727	—	115,727
Warrants issued to placement agent in debt offerings	—	56,700	—	56,700
Net loss	—	—	(634,103)	(634,103)

Members’ Equity December 31, 2004	1,417,500	1,791,536	(634,103)	1,157,433
Conversion of accrued interest to members’ shares (unaudited)	65,850	131,700	—	131,700
Issuance of member shares in connection with private placement, net of offering costs $338,423 (unaudited)	673,070	3,026,927	—	3,026,927
Proceeds allocated to warrants issued in debt offerings (unaudited)	—	605,453	—	605,453
Warrants issued to placement agent in debt offerings (unaudited)	—	205,500		205,500
Net loss (unaudited)	—	—	(2,029,198)	(2,029,198)

Members’ Equity September 30, 2005 (Unaudited)	2,156,420	$5,761,116	$(2,663,301)	$3,097,815

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Statements of Cash Flows

	Nine Months	August 11, 2004	August 11, 2004
	Ended	(Date of Inception)	(Date of Inception)
	September 30,	to September 30,	to December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,029,198)	$(372,530)	$(634,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	192,562	—	1,779
Non-cash compensation	—	250,000	250,000
Amortization of debt discounts	42,774	—	9,753
Amortization of warrants for services	7,577	707	2,829
Warrant liability	204,000	—	11,400
Change in operating assets and liabilities:
Accounts receivable	(60,365)	—	—
Prepaid and other	15,243	—	(31,341)
Contracts in process	(233,205)	—	—
Accounts payable	409,079	—	5,155
Accrued interest	202,545	—	66,900
Deferred revenue	68,133	—	—

Net cash used in operating activities	(1,180,855)	(121,823)	(317,628)

Cash flows from investing activities:
Additions of property and equipment (excluding items under capital lease)	(3,868,320)	—	(60,570)
Restricted cash	(15,000)	—	—
Deposits on equipment	300,000	—	(300,000)
Deposits	—	—	(3,188)

Net cash used in investing activities	(3,583,320)	—	(363,758)

Cash flows from financing activities:
Proceeds from sale of member shares	3,085,350	—	1,399,375
Offering costs on sale of member shares	(319,928)	—	(152,766)
Proceeds from notes payable	3,000,000	—	2,201,500
Proceeds from subscription receivable	28,500	—	—
Notes payable issuance costs	(150,000)	—	(111,500)
Proceeds from bank debt	1,490,400	—	—
Payments on bank debt	(194,244)	—	—
Bank debt issuance costs	(44,933)	—	—
Payments on obligations under capital leases	(280,413)	—	—
Proceeds from member loans	160,000	122,500	122,500
Checks drawn in excess of available bank balances	40,106	—	6,668

Net cash provided by financing activities	6,814,838	122,500	3,465,777

Net increase in cash and cash equivalents	2,050,663	677	2,784,391
Cash and cash equivalents at beginning of period	2,784,391	—	—

Cash and cash equivalents at end of period	$4,835,054	$677	$2,784,391

The accompanying notes are an integral part of these financial statements.

A Smart Move, L.L.C.
Notes to Financial Statements
Information as of September 30, 2005 and for the Nine Months Ended September 30, 2005 and
for the Period From Inception August 11, 2004 to September 30, 2004 is Unaudited.

1.	Nature of Business and Organization

Business Description
      A Smart Move, L.L.C. dba Smart Move (“Smart Move”) was formed and registered as a Colorado limited liability company on August 11, 2004. In June 2005 Smart Move commenced revenue producing activities and emerged from the development stage. As a result and in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” the financial statements for prior periods do not reflect cumulative amounts in the statements of operations and cash flows.
      Smart Move provides intrastate, interstate and international moving services. Smart Move’s services involve arranging for packing and unpacking, shipping, insurance and storage of customers’ household goods by utilizing specialized containers owned by Smart Move called a SmartVaulttm.

2.	Summary of Significant Accounting Polices

Interim Financial Statements
      The accompanying financial statements as of and for the nine months ended September 30, 2005 and for the period from inception (August 11, 2004) to September 30, 2004 are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the interim periods presented. Results of operations for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Revenue Recognition
      Revenue on a self move (when a customer does the packing and unpacking) includes the use and shipment of the SmartVaulttm. Revenue on a self move and the direct and incremental costs of the move are recognized when the container is delivered to its final destination, the price is fixed, and Smart Move has no further service obligations.
      Revenue on a full service move includes the use of the SmartVaulttm, and the packing, shipping and unpacking of the container. Revenue on a full service move and the direct and incremental costs of the move are recognized after the container is unpacked at its final destination, the price is fixed, and Smart Move has no further service obligations.
      When a container is delivered to a storage facility, revenue related to the move to the storage facility is recognized upon delivery to the storage facility and revenue related to the move from the storage facility to the final destination is recognized when the container is delivered to its final destination or unpacked for a full service move.
      Smart Move receives commissions for the placement of moving contents damage insurance purchased by its customers. These commissions are recognized when the customer has entered into a legally binding contract for the insurance and the collection of the commission is probable. The insurance transactions are recorded on a net basis in accordance with EITF No. 99-19, “Reporting Revenue Gross Versus Net”.

Contracts in Process
      Contracts in progress include the direct and incremental costs of a move including freight and handling costs for contracts in process at the end of a reporting period. These costs are deferred and recognized in cost of moving and storage upon recognition of revenue for the related contract.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)

Cash and Cash Equivalents
      Cash equivalents include demand deposits and money market funds for purposes of the statement of cash flows. Smart Move considers all highly liquid monetary instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment
      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives used in computing depreciation are summarized as follows:

Class of Asset	Useful Life in Years

Office equipment	3 to 5 years
SmartVaultstm	8 years
Electronic equipment	5 years
Rolling stock and trailers	5 years
Leasehold improvements	Term of lease
      Ordinary repair and maintenance costs are charged to operations as incurred.

Subscriptions Receivable
      Share and debt subscriptions receivable are reported as a current asset where proceeds are received before the issuance of the financial statements. Share subscriptions receivable are reported as a deduction from members’ equity if payment is not received prior to the issuance of the financial statements. Upon payment of the subscription and issuance of the share certificates, the members’ share subscribed account is debited and the members’ share account is credited.

Income Taxes
      Smart Move at inception elected to be treated as a partnership for tax reporting purposes. Accordingly, all taxable income and losses of Smart Move are allocated to the members for inclusion in their respective income tax returns. No provision for federal income taxes has been recorded in the accompanying financial statements. These financial statements do not give effect to any assets that the members may have outside their interests in Smart Move, nor to any obligations, including income taxes, of the members.

Advertising Expenses
      Advertising costs are charged to expense as incurred. For the nine months ended September 30, 2005, for the period from inception August 11, 2004 to September 30, 2004, and for the period from inception August 11, 2004 to December 31, 2004, advertising expenses totaled approximately $172,000, $0, and $5,000, respectively.

Start-Up Activities
      Smart Move expenses the costs of start-up activities as incurred in accordance with Statements of Position 98-5, “Reporting on the Costs of Start-Up Activities”. During the period from inception August 11, 2004 to December 31, 2004 Smart move incurred $122,530 in connection with start-up activities. These amounts are included in selling, general and administrative expenses in the accompanying statements of operations. There were no costs of start-up activities incurred in 2005.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)

Fair Value of Financial Instruments
      Smart Move’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and, accrued expenses approximate their fair values due to their short maturities. The fair value of Smart Move’s note payable to a bank approximates its carrying value as the current interest rate on the note approximates the interest rate currently available to Smart Move on similar borrowings. The fair value of Smart Move’s long-term debt approximates their carrying value as these financial instruments are reflected net of discounts which management of Smart Move believes to be reflective of discounts that a willing party would require in order to invest in a similar type of debt instrument.

Concentrations of Credit, Service Provider and Supplier Risk
      Financial instruments that potentially subject Smart Move to concentrations of credit risk primarily consist of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents consist primarily of money market accounts which, although in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits, are maintained with high credit quality financial institutions. Generally customers are required to pay for their move upon delivery. Credit risk with respect to trade accounts receivable is mitigated by the large number of geographically diverse customers and Smart Move’s credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics’ liens are filed and personal guarantees are signed to protect Smart Move’s interests. As of September 30, 2005 and December 31, 2004, Smart Move did not anticipate any credit losses and therefore no allowance for possible credit losses has been recorded.
      Smart Move purchases substantially all of its transportation shipping services from the same transportation provider with whom it has a distribution agreement. The terms of the distribution agreement includes storage and local delivery of the SmartVaultstm. Smart Move believes that while there are alternative sources for the transportation services it purchases, termination of the agreement could have a material adverse effect on Smart Move’s business, financial condition or results of operation if Smart Move were to be unable to obtain an adequate or timely replacement for the services rendered by this transportation provider.
      Smart Move purchases its SmartVaultstm from a single manufacturer with whom it has a supplier agreement. The terms of the supplier agreement requires Smart Move to acquire 1,200 SmartVaultstm in the first year of the agreement (2006) and the manufacturer can produce the containers only for Smart Move. Smart Move believes that while there are alternative sources for the manufacture of the SmartVaultstm, termination of the agreement could have a material adverse effect on Smart Move’s business, financial condition or results of operation if Smart Move were to be unable to obtain an adequate or timely replacement manufacturer.

Impairment of Long-Lived Assets
      The financial statements adhere to the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, which requires that long-lived assets, including identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Smart Move evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)

Stock Based Compensation
      Smart Move has elected to account for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. As allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), Smart Move has elected to continue to apply the intrinsic-value, based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123” (SFAS No. 148). Accordingly, no compensation cost has been recognized for its stock options granted at or above the estimated fair value of the underlying shares on the measure date. The following table illustrates the effect on net loss if the fair value based method had been applied to all awards in each period.

		August 11, 2004	August 11, 2004
	Nine Months Ended	(Date of Inception)	(Date of Inception)
	September 30,	to September 30,	to December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
Net loss, as reported	$(2,029,198)	$(372,530)	$(634,103)
Stock based compensation expense included in reported net loss	—	—	250,000
Stock based employee compensation expense determined under fair value based method	(628,000)	—	(336,000)

Pro forma net loss	$(2,657,198)	$(372,530)	$(720,103)

Net loss per share:
Basic and diluted — as reported	$(1.39)	$(3.17)	$(0.83)
Basic and diluted — as pro forma	$(1.82)	$(3.17)	$(0.94)
      The fair value of the options granted were estimated on the dates of grant using the Black-Scholes option pricing model with the following assumptions used: expected dividend yield — 0%; expected stock price volatility — 55%, risk free interest rates ranging from 4.34% to 4.50% for 2005 and 4.16% for 2004, and expected life of 10 years.
      Stock based grants, including warrants, issued to non-employees are measured at estimated fair value and recorded in the financial statements.

Loss Per Share
      SFAS No. 128,“Earnings Per Share”, requires dual presentation of basic and diluted per share (EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue member shares were exercised or converted into member shares or resulted in the issuance of member shares that then shared in the earnings of Smart Move.
      Loss per share is computed based on the weighted average number of member shares outstanding each period. Convertible notes, stock options and warrants are not considered in the calculation, as the impact of the potential 2,269,570 member shares would be to decrease loss per share. Therefore, diluted loss per share is equivalent to basic loss per share for all periods shown.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The use of estimates and assumptions may affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material.

Recently Issued Accounting Pronouncements
      In December 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Share-Based Payment”, which is a revision of the SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date of SFAS No. 123(R). Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No 123. The adoption of SFAS No. 123(R) is expected to have a significant impact on Smart Move’s reported results of operations after its adoption when future share-based payments are made to employees.

3.	Prepaid and Other Assets
      Prepaid and other assets consisted of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Prepaid rent	$—	$25,932
Prepaid insurance	16,098	5,409
Prepaid consulting	11,785	11,785

	$27,883	$43,126

4.	Property and Equipment
      Property and equipment consisted of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Office equipment	$235,844	$60,570
SmartVaultstm	2,150,918	—
Electronic equipment	497,578	—
Rolling stock and trailers	1,753,828	—
Leasehold improvements	3,190	—

	4,641,358	60,570
Less accumulated depreciation	(194,341)	(1,779)

Property and equipment, net	$4,447,017	$58,791

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      Depreciation expense was $192,562, $0 and $1,779, for the nine months ended September 30, 2005, for the period from inception August 11, 2004 to September 30, 2004 and for period from inception August 11, 2004 to December 31, 2004, respectively. As of December 31, 2004 Smart Move paid $300,000 as a down payment towards the purchases of property and equipment which amount is reported as deposits on equipment in the balance sheet at that date. Included in property and equipment are assets under capital lease arrangements with a cost of $712,468 and accumulated depreciation of $35,624 at September 30, 2005. During 2005, equipment totaling $712,468 was acquired through capital lease. No purchases under capital leases were made prior to January 1, 2005.

5.	Other Assets
      Other assets consisted of the following:

	September 30,	December 31,
	2005	2004

	(Unaudited)
Prepaid consulting settled with warrants	$4,209	$11,786
Debt issuance costs	43,521	—
Restricted cash	15,000	—
Deposits	3,188	3,188

	$65,918	$14,974

6.	Long-Term Debt
      In October 2004, Smart Move sold in a private placement 223 Notes Units (the 2004 Notes) for $2,230,000. The convertible secured subordinated notes bear interest at 12% and are due November 1, 2011. In connection with the offering, the 2004 note holders were granted warrants (collectively the 2004 PPM warrants) to purchase 121,636 Smart Move shares at an exercise price of $1.25 per share with a five year term. The 2004 Notes are convertible into 446,000 shares at a conversion price of $5.00 per share. The estimated fair market value of the as converted shares on the commitment date was less than the $5.00 conversion price and therefore there was no beneficial conversion feature to record. In accordance with EITF No. 00 — 27, “Application of Issue No. 98 — 5 to Certain Convertible Instruments”, the values assigned to the 2004 Notes and the 2004 PPM Warrants were allocated based on their relative fair values. The fair value of the 2004 PPM Warrants was determined using the Black-Scholes option-pricing model. Total funds received of $2,230,000 (before cash offering costs of $111,500) were allocated $115,727 to the 2004 PPM Warrants and $2,114,273 to the 2004 Notes based on their relative fair values. In connection with the offering, placement agent warrants to purchase 90,000 Smart Move shares at an exercise price of $1.25 per share with a five year term were granted. The fair value of the placement agent warrants of $56,700 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members’ equity and reduced the carrying value of the 2004 Notes as debt issuance costs. The discounts on the 2004 Notes, including the 2004 PPM Warrants and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2004 Notes. Total interest expense recognized relating to these discounts was $21,515, $0 and $7,100 during the nine months ended September 30, 2005, the period from inception August 11, 2004 to September 30, 2004 and the period from inception August 11, 2004 to December 31, 2004, respectively. At September 30, 2005 and December 31, 2004 the unamortized discounts on the 2004 Notes are $143,812 and $165,327, respectively.
      Interest on the 2004 Notes is payable semiannually on April 1 and October 1 through October 1, 2006 and thereafter with principal and interest based on a sixty month amortization beginning November 1, 2006. The 2004 Notes are collateralized by the SmartVaultstm with a net book value of $2,104,260 and $0 at September 30, 2005 and December 31, 2004, respectively and are subordinated to Smart Move’s bank debt.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      In April 2005 certain debt holders of the 2004 Notes elected to convert $131,700 of accrued interest into Smart Move shares at $2.00 per share and a total of 65,850 shares were issued. In connection with the conversion, placement agent warrants to purchase 5,000 Smart Move shares at an exercise price of $2.40 with a five year term were granted.
      In September 2005 Smart Move sold in a private placement 300 Note Units (the 2005 Notes) for $3,000,000. The convertible secured subordinated notes bear interest at 12% and are due November 1, 2012. In connection with the offering, the 2005 Note holders were granted warrants (collectively the 2005 PPM Warrants) to purchase 180,000 Smart Move shares at an exercise price of $5.00 per share with a five year term. The 2005 Notes are convertible into 300,000 shares at a conversion price of $10.00 per share. The estimated fair market value of the as converted shares on the commitment date was less than the $10.00 conversion price and therefore there was no beneficial conversion feature to record. In accordance with EITF No. 00 — 27, “Application of Issue No. 98 — 5 to Certain Convertible Instruments”, the values assigned to both the 2005 Notes and the 2005 PPM Warrants were allocated based on their relative fair values. The fair value of the 2005 PPM Warrants was determined using the Black-Scholes option-pricing model. Total funds received of $3,000,000 (before cash offering costs of $150,000) were allocated $545,008 to the 2005 PPM Warrants and $2,454,992 to the 2005 Notes based on their relative fair values. In connection with the offering, placement agent warrants to purchase 60,000 Smart Move shares at an exercise price of $5.00 per share and warrants to purchase 30,000 Smart Move shares at an exercise price of $10.00 per share both with a five year term were granted. The relative fair value of the placement agent warrants of $205,500 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the 2005 Notes as debt issuance costs. The discount on the 2005 Notes including, the 2005 PPM warrants and the offering costs are being amortized to interest expense, using the effective interest method, over the term of the 2005 Notes. Total interest expense recognized relating to these discounts was $1,580 during the nine months ended September 30, 2005. At September 30, 2005 the unamortized discount on the 2005 Notes is $748,928.
      Interest on the 2005 Notes is payable semiannually on April 1 and October, 1 through October 1, 2007 and thereafter with principal and interest based on a sixty month amortization beginning November 1, 2007. The 2005 Notes are collateralized by the SmartVaultstm with a net book value of $2,104,260 and $0 at September 30, 2005 and December 31, 2004, respectively and are subordinated to Smart Move’s bank debt.
      In April 2005 Smart Move borrowed $1,490,400 from a financial institution with interest payable at prime plus 2.5% until final draw on April 26, 2005 and fixed at 8.23% thereafter. The loan is secured by all business assets excluding the SmartVaultstm, and is payable in monthly installments of $41,400 plus interest, and matures in September 2008. Smart Move’s credit agreement with the bank contains certain financial covenants that require, among other things, maintenance of Profitability/ Maximum EBITDA Loss covenant measured on a rolling three month basis, as of July 31, 2005, August 31, 2005, September 30, 2005 and October 31, 2005 and a minimum quick ratio of at least 1.25 to 1.00. Certain financial covenants have not been met, and the bank has waived such noncompliance through October 31, 2005. Effective November 1, 2005 the covenants were amended by the bank and management believes that Smart Move will be able to maintain compliance with the amended covenants. In connection with the loan agreement the bank was issued warrants to purchase 50,000 Smart Move shares at an exercise price of $1.75 per share with a seven year term. The fair value of the warrants was $60,445 at the time of issuance, which was determined using the Black-Scholes option-pricing model, was recorded as additional members equity and reduced the carrying value of the note payable as issuance costs. This discount is being amortized to interest expense, using the effective interest method, over the term of the loan. Total interest expense recognized relating to this discount was $6,324 during the nine months ended September 30, 2005. At September 30, 2005 the unamortized discount is $54,121.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      A summary of long-term debt and scheduled future maturities is as follows:

Year Ending December 31,	2004 Notes	2005 Notes	Bank	Total

2005 (three months)	$—	$—	$124,200	$124,200
2006	54,883	—	496,800	551,683
2007	353,258	111,306	496,800	961,364
2008	398,060	479,987	178,356	1,056,403
2009	448,544	540,861	—	989,405
2010	505,430	609,456	—	1,114,886
2011	469,825	686,751	—	1,156,576
2012	—	571,639	—	571,639

Total	2,230,000	3,000,000	1,296,156	6,526,156
Less discounts	143,812	748,928	54,121	946,861
Less offering costs	96,900	150,000	—	246,900
Less current portion	—	—	464,537	464,537

Long-term portion	$1,989,288	$2,101,072	$777,498	$4,867,858

7.	Capital Lease Obligations
      In 2005, Smart Move entered into capital leases for the purchase of 30 trailers. The terms are a base lease term of 60 months with an interest rate of 8.6% and a purchase option of 10% of the fair value equipment cost at the end of the term. In connection with the lease agreement Smart Move was required to make an up front payment of $247,593. Total payments due under the capital lease obligations for each of the successive five years are as follows:

Years Ending December 31,

2005 (three months)	$28,800
2006	115,200
2007	115,200
2008	115,200
2009	115,200
2010	28,800

Total	518,400
Less interest	86,345

432,055
Less current maturity	83,232

Long-term portion	$348,823

8.	Equity Transactions
      In September 2004 Smart Move issued 200,000 member shares to the founders of Smart Move valued at $1.25 per share. The resulting $250,000 compensation expense has been included in selling, general and administrative expense in 2004.
      In September 2004 Smart Move issued 1,217,500 member shares at $1.25 per share for $1,521,875 less offering costs of $152,766. This issuance included the conversion of $122,500 of member loans at $1.25 share.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
Under the terms of the subscription agreement Smart Move is under no obligation to register these shares. In connection with the offering, placement agent warrants to purchase 89,438 Smart Move shares at $1.25 per share with a five year term were granted. In March 2005 Smart Move issued 65,850 shares to debt holders for accrued interest at $2.00 per share for $131,700 (see Note 6). In September 2005 Smart Move issued 336,535 units (a unit consisted of two member shares and one warrant (exercisable at $10.00 per share) at $10.00 per unit for $3,365,350 less offering costs of $338,423. This issuance included the conversion of $100,000 of member loans at $10.00 per unit. Under the terms of the subscription agreement Smart Move is under no obligation to register these shares. In connection with the offering placement agent warrants to purchase 67,307 and 33,654 Smart Move shares at $5.00 and $10.00, respectively with a five year term were granted.

9.	Stock Incentives and Options
      In August 2004 Smart Move granted to various employees 100,000 fully vested options at $1.25 a share, which was the equity offering price for the September 2004 equity offering. In March 2005 Smart Move granted to various employees 200,000 fully vested options at $2.00 a share, which was conversion price for the March 2005 conversion of interest due on the convertible debt. In September 2005 Smart Move granted to various employees 100,000 fully vested options at $5.00 a share, which was the offering price for the September 2005 equity offering. All of the options granted expire ten years from the date of grant. The share option plan (“Plan”) is administered by the Board of Directors. The exercise price of the options granted is determined by the Board of Directors at an amount no less than estimated fair value of Smart Move’s share price at the date of grant. The exercise prices of Smart Move’s options were set by the Board of Directors based upon contemporaneous equity transactions at or near the time options were granted. Smart Move’s Board of Directors determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed ten years. A summary of the status of Smart Move’s options as of September 30, 2005 and December 31, 2004, and changes during the periods then ended, is presented below:

	September 30, 2005

			December 31, 2004
	(Unaudited)
		Weighted		Weighted
		Average		Average
	Shares	Exercised Price	Shares	Exercised Price

Outstanding, beginning of period	100,000	$1.25	—	$—
Granted	300,000	3.00	100,000	1.25
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, end of period	400,000	$2.56	100,000	$1.25

Options exercisable	400,000	$2.56	100,000	$1.25

      At September 30, 2005 the range of option prices for shares and the weighted-average remaining contractual life is as follows:

Options Outstanding and Exercisable

Range of	Number of	Weighted Average	Weighted Average Remaining
Exercise Price	Options	Exercise Price	Contractual Life (Years)

$1.25	100,000	$1.25	8.75
2.00	200,000	2.00	9.50
5.00	100,000	5.00	10.00

$1.25 to $5.00	400,000	$2.56	9.44

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      At September 30, 2005 all options are fully vested and no options have been exercised.
      The fair value of the options granted was estimated at the date of grant using the Black Scholes option model applying the following weighted average assumptions:

	Risk Free	Expected
	Interest	Dividend	Expected	Volatility
	Rate	Yield	Life	Range

100,000 options at $1.25	4.16%	$—	10	45%-65%
200,000 options at $2.00	4.50%	—	10	45%-65%
100,000 options at $5.00	4.34%	—	10	45%-65%
      The fair value of options granted in 2004 was $0.86, in March 2005 was $1.40, and in September 2005 was $3.48.

10.	Warrants
      During the period from inception August 11, 2004 to December 31, 2004 and during the nine months ended September 30, 2005 Smart Move granted the following warrants:

				Term
Date of Grant	Granted For	Shares	Exercise Price	(Years)

September 2004	Consulting agreement	60,000	$1.25	5
September 2004	Placement agent equity offering	89,438	1.25	5
September 2004	2004 Note offering	121,636	1.25	5
September 2004	Placement agent, debt offering	90,000	1.25	5

December 31, 2004	Balance	361,074	1.25	5

April 2005	Bank debt	50,000	1.75	7
April 2005	Placement agent, interest conversion to equity	5,000	2.40	5
September 2005	Equity offering	336,535	10.00	5
September 2005	Placement agent, equity offering	67,307	5.00	5
September 2005	Placement agent, equity offering	33,654	10.00	5
September 2005	2005 Note offering	180,000	5.00	5
September 2005	Placement agent, debt offering	60,000	5.00	5
September 2005	Placement agent, debt offering	30,000	10.00	5

		762,496	1.75 to 10.00	5 to 7

September 30, 2005	Balance (unaudited)	1,123,570	$1.25 to $10.00	5 to 7

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      At September 30, 2005 the range of warrant prices for shares and the weighted-average remaining contractual life is as follows:

Warrants Outstanding and Exercisable

				Weighted-Average
				Remaining
	Range of Warrant	Number of	Weighted-Average	Contractual Life
Year of Grant	Exercise Price	Warrants	Exercise Price	(Years)

2004	$1.25	361,074	$1.25	4.00
2005	1.75-10.00	762,496	7.39	5.10

	$1.25 to $10.00	1,123,570	$5.42	4.74

      As of September 30, 2005 no warrants have been exercised.
      See note 6 long-term debt for a discussion of warrants granted in connection with debt agreements and note 8 for a discussion of warrants granted in connection with equity offerings.
      The fair value of the warrants granted was estimated at the date of grant using the Black Scholes option model applying the following weighted average assumptions:

	Risk Free	Expected		Projected
	Interest	Dividend	Expected	Volatility
Date of Grant	Rate	Yield	Life	Range

September 30, 2004 at $1.25	3.44%	$—	5	45%-65%
April 15, 2005 at $1.75	4.09%	$—	7	45%-65%
September 30, 2005 at $5.00 to $10.00	4.18%	$—	5	45%-65%
      The 60,000 consulting warrants were issued at $1.25 per share, are fully vested and have a five year term. The holders of the 60,000 consulting warrants have demand registration rights that require the Smart Move to file a registration statement with the Securities and Exchange Commission to register for resale of the common stock issueable upon the exercise of the Warrants. Under EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”), the ability to register stock is deemed to be outside of the Smart Move’s control. Accordingly, the initial fair value of the Warrants of $26,400 was recorded as prepaid consulting and is being amortized over the term of the agreement (December 31, 2006). The related $26,400 accrued warrant liability is marked to market at the end of each reporting period. At December 31, 2004 and September 30, 2005 the warrant liability was adjusted to its new fair value of $37,800 and $241,800 resulting in other expense of $204,000 and $11,400 for the nine months ended September 30, 2005 and for the period from inception August 11, 2004 to December 31, 2004, respectively. Effective November 22, 2005 the warrant holders have contractually waived the demand registration rights and the accrued warrant liability will be reclassified to equity at that date.
      All of the other warrants granted by Smart Move have piggy back registration rights, however, the holders have no demand registration rights and there are no penalties to Smart Move if the shares underlying the warrants are not registered. Accordingly, under EITF 00-19 these warrants are not required to be accounted for as a liability.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)

11.	Supplemental Disclosure of Cash Flow Information

	Nine Months	August 11, 2004	August 11, 2004
	Ended	(Date of Inception)	(Date of Inception)
	September 30,	to September 30,	to December 31,
	2005	2004	2004

	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$70,537	$—	$—
Supplemental schedule of noncash investing and financing activities:
Conversion of accrued interest to member shares	$131,700	$—	$—
Equipment acquired under capital lease obligation	$712,468	$—	$—
Warrants issued for prepaid consulting	$—	$26,400	$—
Conversion of members loans to member shares	$100,000	$—	$122,500
Subscriptions receivable on member shares	$180,000	$—	$—
Subscriptions receivable on debt	$—	$—	$28,500
Offering costs payable on subscriptions	$18,491	$—	$—
Warrants issued for debt offering costs	$205,500	$—	$56,700
Allocation of value of warrants issued in connection with debt	$545,008	$—	$115,727

12.	Related-Party Transactions
      During 2004 Smart Move raised equity through a private placement and debt offerings through Bathgate Capital Partners. Steven M. Bathgate served as the Senior Managing Director of Corporate Finance and Chairman of the Commitment Committee for Bathgate Capital Partners LLC and is a manager and on the board of Smart Move. In September 2004, Smart Move entered into a consulting agreement with Bathgate Capital Partners for financial advisory services until December 31, 2006 which required an option to purchase 60,000 shares of common stock with demand registration rights at an exercise price of $1.25 per share be granted. Smart Move granted Bathgate Capital Partners warrants with five year life exercisable at $1.25. The demand registration rights were waived in November of 2005. Fees paid to Bathgate Capital Partners in 2004 for the equity offering and debt offering were $152,766 and $111,500, respectively. During 2005 Smart Move paid to Bathgate Capital Partners for the equity offering and debt offering $319,928 and $150,000, respectively. Smart Move paid to Bathgate Capital Partners $30,000 for negotiating bank financing in April of 2005. During 2004 and 2005 members provided bridge loans to Smart Move. Total bridge loans of $122,500 were provided in 2004, which were converted to equity in October 2004. Total bridge loans of $160,000 were provided in 2005, of which $100,000 was converted to equity in September 2005 and the remaining $60,000, was repaid in October 2005. Smart Move advanced an employee $5,000 during 2005, which was repaid in November 2005.

13.	Commitments and Contingents

Operating lease commitments
      Smart Move leases its corporate office under an operating lease agreement which commenced in October 2004 and expires in December 2007. The agreement contains provisions for rent free periods and future rent increases. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent. Under the terms of the lease agreement, Smart Move prepaid the first year’s rent (see note 3).
      Rent expense was $28,688 for the nine months ended September 30, 2005 and $9,131 for the period from inception August 11, 2004 to December 31, 2004.

A Smart Move, L.L.C.
Notes to Financial Statements — (Continued)
      Minimum annual rental commitments under this non-cancelable lease are as follows:

Years Ending December 31,

2005 (three months)	$9,564
2006	39,570
2007	40,889

Retirement Plan
      In January 2005 Smart Move adopted a 401(k) Plan (“Plan”) to provide retirement benefits for its employees. Employees may contribute up to 90% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of 4% of the individual contribution percentage. All matching contributions vest immediately. In addition, the Plan provides for discretionary contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. Matching contributions to the Plan totaled $7,765 in the nine months ended September 30, 2005. No matching contributions were made in 2004 and no discretionary contributions were made in 2004 or in the nine months ended September 30, 2005.

14.	Subsequent Events
      In October 2005 certain debt holders of the 2004 Notes elected to convert $75,000 of accrued interest into Smart Move shares at $5.00 per share and a total of 15,000 shares were issued.
      During October through January 2006 Smart Move invested $198,930 in convertible notes maturing in June 30, 2007 with a stated interest of 3% and are convertible into 70% of the equity of a service company, which provides moving and handling services to Smart Move.
      On December 5, 2005 Smart Move, Inc. was incorporated in Delaware as a wholly-owned subsidiary of Smart Move.
      In January 2006 Smart Move borrowed $500,000 from a financial institution with interest payable at 8.84%. The loan is secured by Smart Move’s business assets excluding the SmartVaultstm, and is payable in monthly installments of $13,889 plus interest, and matures in December 2008. In connection with the loan agreement the bank was issued warrants to purchase 6,500 Smart Move shares at an exercise price of $5.00 per share with a seven year term.
      In January 2006 Smart Move authorized to be sold in a private placement 257.67 Note Units (the 2006 Notes) for $7,500 per Unit. A unit consists of a $7,500 convertible subordinated note and 250 warrants (collectively the 2006 PPM warrants). The convertible secured subordinated notes bear interest at 10% and are due December 31, 2010. The 2006 PPM warrants have an exercise price of 150% of the IPO price, if an IPO is not completed by July 1, 2006 then the exercise price will be $10.00 per share. The 2006 Notes conversion price is $7.50 per share or 75% of the IPO price but no less then $5.00 per share. The placement agent was granted 25,766 warrants to purchase Smart Move stock, 20,612 at $7.50 and 5,154 at $10.00.
      In January 2006 Smart Move committed to a $1,450,000 contract for a mold to produce the next generation SmartVaultstm. The contract is payable $483,333 in January 2006 and the balance at completion.
      In January 2006 Smart Move entered into employment agreements with two key executives. The employment agreements provide for minimum aggregate annual base salaries of $363,000, with bonuses and stock options based on performance. In addition, the agreements provide for severance for termination without cause including one year’s base salary and two years of certain benefits.
      In January 2006 Smart Move granted 75,000 shares to certain executive officers. Smart Move also granted 175,000 shares to executive officers contingent upon authorized stock being available.

Smart Move

CHANGING THE WAY AMERICA MOVES

Smart Move
800.963.0204
www.GoSmartMove.com

          Until                     , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus whether or not participating in the offering may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Prospectus Summary	1
The Offering	4
Summary Financial Data	6
Risk Factors	8
Cautionary Note Regarding Forward Looking Statements	18
Determination of Offering Price	19
Use of Proceeds	19
Dividend Policy	20
Capitalization	21
Dilution	22
Selected Historical Financial Data	24
Management’s Discussion And Analysis	26
Business	34
Management	44
Certain Relationships and Related Transactions	52
Security Ownership of Certain Beneficial Owners and Management	53
Description of Capital Stock	54
Shares Eligible For Future Sale	59
Underwriting	61
Additional Information	63
Certificate of Incorporation
Bylaws
Form of Secured Promissory Note
Security Agreement
Form of Warrant
Form of Warrant
Form of Secured Promissory Note
Security Agreement
Form of Warrant
Loan and Security Agreement
Loan Modification Agreement
Second Amendment to the Loan and Security Agreement
Third Amendment and Waiver to the Loan and Security Agreement
Warrant to Purchase Common Stock
Warrant to Purchase Common Stock
Bailee Waiver to the Loan and Security Agreement
Amended and Restated Operating Agreement
Service Agreement
Master Purchase Agreement
Leasing Agreements
Office Building Lease
Promissory Note
Consent of Anton Collins Mitchell LLP
Audit Committee Charter
Compensation Committee Charter
Nominating and Governance Charter
          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changes since that date.

Smart Move, Inc.
750,000 Units

Prospectus

Newbridge Securities Corporation
                    , 2006

PART II
Information Not Required In Prospectus

Item 24.	Indemnification of Directors and Officers
      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.
      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such indemnification is not required under Section 145 of the General Corporation Law of the State of Delaware.
      Our amended Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent required under Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities. We are also authorized and empowered, but not required, to indemnify and advance costs or to agree to indemnify and advance costs to any person that is or was our officer, director, agent or employee, will be indemnified and held harmless by us to the fullest extent permitted under Delaware law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnities. We also agree to be pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the extent required under Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution
      The following table sets forth estimates expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all fees, disbursements and expenses in connection with the proposed offering.

SEC Registration Fee		$3,929
NASD Filing Fee		$5,000
Nasdaq Listing Fee	$
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Blue Sky Fees and Expenses	$
Printing and Engraving Expenses	$
Miscellaneous	$
Total	$

Item 26.	Recent Sales of Unregistered Securities
      The following summarizes all sales of unregistered securities by A Smart Move, L.L.C., our predecessor company, since inception. The term “equity shares” refers to membership interests. All equity shares and options and warrants to purchase equity shares shall convert into and equal number of shares of common stock and options and warrants to purchase shares of common stock upon our conversion from a limited liability company to a Delaware corporation. The securities in each one of the below-referenced transactions were (i) made without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(2), 4(6) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. Each of the investors had access to the kind of information about us that we would provide in a registration statement, was an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and represented to us his intention to acquire our securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the certificates representing the securities issued. Unless stated otherwise, no placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for the Company’s general working capital purposes.
      (a) In August 2004, in connection with our initial organization, we issued an aggregate of 200,000 equity shares to our 4 founding members in consideration of services rendered.
      (b) In September 2004, we issued:

(i) an aggregate of $2.23 million in 12% convertible notes and warrants exercisable to purchase up to 121,636 of our equity shares. The securities were sold to 29 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(ii) warrants exercisable to purchase up to 90,000 of our equity shares. The securities were issued as compensation for placement agency service to Bathgate Capital Partners, LLC (“Bathgate”), which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iii) an aggregate of 1,217,500 equity shares in consideration of $1,521,875, or $1.25 per share. The securities were sold to 43 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D; and

(iv) warrants exercisable to purchase up to 149,438 of our equity shares. 60,000 of the securities were issued in connection with a certain consulting agreement with Bathgate and 89,438 of the securities were issued as compensation for placement agency service to Bathgate, which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (c) In March 2005, we issued an aggregate of 65,850 equity shares to 28 holders of the convertible notes identified in paragraph 1 of this Item in payment of accrued and unpaid interest totaling $131,700, or $2.00 per share. The noteholders each represented that they qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (d) In March 2005, we issued warrants exercisable to purchase up to 5,000 of our equity shares. The securities were issued as compensation for placement agency service to Bathgate which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (e) In April 2005, we issued warrants exercisable to purchase 50,000 of our equity shares at a price of $1.75. The securities were issued to Silicon Valley Bank as a fee in connection with a commercial loan obtained from it as lender. Silicon Valley Bank represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.
      (f) In September 2005, we issued:

(i) an aggregate of 336,535 units, each unit consisting of two equity shares and one warrant exercisable to purchase one additional equity share at a price of $10.00 per share, in consideration of an aggregate of $3,365,350, or $10.00 per unit. The securities were sold to 88 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(ii) warrants exercisable to purchase up to 67,307 of our equity shares at a price of $5.00 per share and warrants exercisable to purchase 33,654 of our equity shares at a price of $10.00 per share. The securities were issued as compensation for placement agency service to Bathgate which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iii) an aggregate of $3.0 million in 12% convertible notes and warrants exercisable to purchase up to 180,000 of our equity shares. The securities were sold to 34 investors, each of which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;

(iv) warrants exercisable to purchase up to 60,000 of our equity shares at a price of $5.00 per share and warrants exercisable to purchase 30,000 shares of our equity shares at a price of $10.00 per share. The securities were issued in consideration for placement agency services of Bathgate, which represented that it qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D;
      (g) In December 2005, we borrowed $500,000 from Silicon Valley Bank. In connection with the loan agreement, the bank was issued warrants to purchase 6,500 of our common stock shares.
      (h) In January 2006, we issued:

(i) an aggregate of $1,932,500 million in 10% convertible notes and warrants exercisable to purchase up to 64,417 of our shares. The securities were sold to 32 investors, each of which represented that it qualified as a “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(ii) warrants exercisable to purchase up to 20,613 of our equity shares at a price of $7.50 per share and warrants exercisable to purchase 5,153 of our equity shares at a price of $10.00 per share. The securities were issued as compensation for placement agency service to Bathgate, which represented that it qualified as a “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(iii) a grant of 75,000 common stock shares to our executive officers in January 2006.

      We have granted options to purchase equity shares on the following dates and amounts:

Date	Number	Exercise Price

August 2004	100,000	$1.25
March 2005	200,000	$2.00
September 2005	100,000	$5.00
      The securities were issued exclusively to our directors, executive officers, and employees, 13 persons. The securities, which were taken for investment purposes and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) under the Securities Act.

Item 27.	Exhibits
      a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Item		Title

†1	.1	Underwriting Agreement
†2	.1	Agreement and Plan of Merger between A Smart Move, L.L.C. and Smart Move, Inc.
3	.1(i)	Certificate of Incorporation, as amended and restated
3	.1(ii)	Bylaws
†4	.1	Specimen Common Stock Certificate
†4	.2	Specimen Unit Certificate
†4	.3	Specimen Warrant Certificate
†5	.0	Opinion of Cozen O’Connor regarding the legality
10.1		Form of Secured Promissory Note dated October 6, 2004
10.2		Security Agreement October 2004 debt financing
10.3		Form of Warrant dated October 6, 2004 debt financing
10.4		Form of Warrant dated September 30, 2005 equity financing
10.5		Form of Secured Promissory Note dated September 26, 2005 debt financing
10.6		Security Agreement September 2005 debt financing
10.7		Form of Warrant dated September 26, 2005 debt financing
10.8		Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated April 26, 2005
10.9		Loan Modification Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated June 21, 2005
10.10		Second Amendment to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.11		Third Amendment and Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated December 30, 2005
10.12		Warrant to Purchase Common Stock dated April 15, 2005 in favor of Silicon Valley Bank
10.13		Warrant to Purchase Common Stock dated December 21, 2005 in favor of Silicon Valley Bank
10.14		Bailee Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.15		A Smart Move, L.L.C. Amended and Restated Operating Agreement dated November 30, 2005
10.16		A Smart Move, L.L.C. Service Agreement between A Smart Move, L.L.C. and Overnite Transportation Company dated May 9, 2005*
10.17		Master Purchase Agreement dated August 24, 2005*
10.18		Leasing Agreements between Park Western Leasing Inc. and A Smart Move, L.L.C. dated April 5, 2005
10.19		Office Building Lease between Mack-Cali Realty, L.P. and A Smart Move, L.L.C. dated October 22, 2004
†10	.20	Employment Agreement with Chris Sapyta
†10	.21	Employment Agreement with Edward Johnson
10.22		Promissory Note between A Smart Move, L.L.C. and Chris Sapyta, dated June 15, 2005
†10	.23	2006 Equity Incentive Plan
†23	.1	Consent of Cozen O’Connor (incorporated into exhibit 5.0)

Item	Title

23.2	Consent of Anton Collins Mitchell LLP
24.1	Power of Attorney (included with Signature Page)
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating and Governance Charter

†	To be filed by amendment.

*	Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

Item 28.	Undertakings
      The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) The small business issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(7) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 4249b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Greenwood Village, State of Colorado, on February 10, 2006.

SMART MOVE, INC.,
a Delaware corporation

By:	/s/ Chris Sapyta

Name: Chris Sapyta

Title:	Chief Executive Officer and Director
      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities with Smart Move, Inc., and on the dates indicated.

Signature	Position	Date

/s/ Chris Sapyta Chris Sapyta	Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2006

/s/ L. Edward Johnson L. Edward Johnson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 10, 2006

/s/ Doug Kelsall Doug Kelsall	Director	February 10, 2006

/s/ John Jenkins John Jenkins	Director	February 10, 2006

/s/ Kent Lund Kent Lund	Director	February 10, 2006

/s/ J.J. Burkholder, Jr. J.J. Burkholder, Jr.	Director	February 10, 2006

Signatures and Power of Attorney
      We, the undersigned directors and officers of Smart Move, Inc. hereby severally constitute and appoint Chris Sapyta, our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him/her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Chris Sapyta Chris Sapyta	Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2006

/s/ L. Edward Johnson L. Edward Johnson	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 10, 2006

/s/ Doug Kelsall Doug Kelsall	Director	February 10, 2006

/s/ John Jenkins John Jenkins	Director	February 10, 2006

/s/ Kent Lund Kent Lund	Director	February 10, 2006

/s/ J.J. Burkholder, Jr. J.J. Burkholder, Jr.	Director	February 10, 2006

Exhibit Index

Exhibit No.		Description

†1	.1	Underwriting Agreement
†2	.1	Agreement and Plan of Merger between A Smart Move, L.L.C. and Smart Move, Inc.
3	.1(i)	Certificate of Incorporation, as amended and restated
3	.1(ii)	Bylaws
†4	.1	Specimen Common Stock Certificate
†4	.2	Specimen Unit Certificate
†4	.3	Specimen Warrant Certificate
†5	.0	Opinion of Cozen O’Connor regarding the legality
10.1		Form of Secured Promissory Note dated October 6, 2004
10.2		Security Agreement October 2004 debt financing
10.3		Form of Warrant dated October 6, 2004 debt financing
10.4		Form of Warrant dated September 30, 2005 equity financing
10.5		Form of Secured Promissory Note dated September 26, 2005 debt financing
10.6		Security Agreement September 2005 debt financing
10.7		Form of Warrant dated September 26, 2005 debt financing
10.8		Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated April 26, 2005
10.9		Loan Modification Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated June 21, 2005
10.10		Second Amendment to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.11		Third Amendment and Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated December 30, 2005
10.12		Warrant to Purchase Common Stock dated April 15, 2005 in favor of Silicon Valley Bank
10.13		Warrant to Purchase Common Stock dated December 21, 2005 in favor of Silicon Valley Bank
10.14		Bailee Waiver to the Loan and Security Agreement between A Smart Move, L.L.C. and Silicon Valley Bank dated August 29, 2005
10.15		A Smart Move, L.L.C. Amended and Restated Operating Agreement dated November 30, 2005
10.16		A Smart Move, L.L.C. Service Agreement between A Smart Move, L.L.C. and Overnite Transportation Company dated May 9, 2005*
10.17		Master Purchase Agreement dated August 24, 2005*
10.18		Leasing Agreements between Park Western Leasing Inc. and A Smart Move, L.L.C. dated April 5, 2005
10.19		Office Building Lease between Mack-Cali Realty, L.P. and A Smart Move, L.L.C. dated October 22, 2004
†10	.20	Employment Agreement with Chris Sapyta
†10	.21	Employment Agreement with Edward Johnson
10.22		Promissory Note between A Smart Move, L.L.C. and Chris Sapyta, dated June 15, 2005
†10	.23	2006 Equity Incentive Plan
†23	.1	Consent of Cozen O’Connor (incorporated into exhibit 5.0)
23.2		Consent of Anton Collins Mitchell LLP
24.1		Power of Attorney (included with Signature Page)
99.1		Audit Committee Charter
99.2		Compensation Committee Charter
99.3		Nominating and Governance Charter

†	To be filed by amendment.

*	Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.